UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BioMed Realty Trust, Inc.

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NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Date and time:	Wednesday, May 29, 2013 at 8:00 a.m. Pacific Time

Place:	BioMed Realty Corporate Headquarters
17190 Bernardo Center Drive
San Diego, CA 92128

Record date:

March 15, 2013. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting or any postponement or adjournment of the meeting.

Date of mailing:

We began mailing a Notice of Internet Availability of Proxy Materials on or about April 18, 2013, and provided access to our proxy materials over the Internet, beginning on April 18, 2013 for the beneficial owners of our common stock.

Items of business:	1. To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify;

2. To consider and vote upon the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3. To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement;

4.     To consider and vote upon a 2013 amendment and restatement of our 2004 Incentive Award Plan, which increases the number of shares of our common stock reserved for issuance thereunder from 5,340,000 to 10,740,000 shares; and

5. To transact such other business as may be properly presented at the annual meeting or any postponement or adjournment of the meeting.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review this proxy statement and our annual report and how to authorize your proxy online or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. We are also sending proxy materials to any stockholder who has elected to receive its proxy materials by mail.

Your proxy is important. Whether or not you plan to attend the annual meeting, please authorize your proxy by Internet or telephone, or, if you received a paper copy of the materials by mail, mark, sign, date and return your proxy card, so that your shares will be represented at the annual meeting. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jonathan P. Klassen
Secretary

San Diego, California

April 18, 2013

BIOMED REALTY TRUST, INC.

17190 Bernardo Center Drive

San Diego, California 92128

PROXY STATEMENT

for

2013 ANNUAL MEETING OF STOCKHOLDERS

May 29, 2013

The board of directors of BioMed Realty Trust, Inc., a Maryland corporation, is soliciting proxies for exercise at the 2013 annual meeting of stockholders to be held on Wednesday, May 29, 2013 at 8:00 a.m., local time, and at any postponements or adjournments thereof. The annual meeting will be held at the corporate offices of BioMed Realty, 17190 Bernardo Center Drive, San Diego, California 92128. This proxy statement will be first furnished or sent to stockholders on or about April 18, 2013.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted:

•	FOR the election of the board of directors’ nominees for director, or for a substitute or substitutes in the event a nominee or nominees are unable to serve or decline to do so,

•	FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013,

•	FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement, and

•

FOR the approval of the 2013 amendment and restatement of the company’s and BioMed Realty, L.P.’s 2004 Incentive Award Plan, which increases the number of shares of common stock of the company authorized thereunder from 5,340,000 shares to 10,740,000 shares.

As to any other business which may properly come before the annual meeting and be submitted to a vote of the stockholders, proxies received by the board of directors will be voted in the discretion of the designated proxy holders. A proxy may be revoked by written notice to the Secretary of BioMed Realty at any time prior to the annual meeting, by executing a later dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not by itself revoke a proxy.

Stockholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

•

By Telephone — Beneficial stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and who live in the United States or Canada may submit proxies by telephone by calling the telephone number indicated in the notice and following the instructions. These stockholders will need to have the control number that appears on their notice available when authorizing their vote. Beneficial stockholders who have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by telephone by calling the number on the card and following the instructions. These stockholders will need to have the control number that appears on their card available when authorizing their vote.

•

By Internet — Beneficial stockholders who received a Notice of Internet Availability may submit proxies over the Internet by following the instructions on the notice. Beneficial stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

By Mail — Stockholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

We will bear the cost of solicitation of proxies. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees. We have also retained the services of Georgeson Inc., an independent proxy solicitation firm, to assist in the solicitation of proxies. Georgeson will receive a fee of approximately $12,500 for its services and will be reimbursed for its out-of-pocket expenses. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 29, 2013

Electronic copies of our proxy statement and annual report are available at www.biomedrealty.com/12ar.

Voting

Holders of record of our common stock, $.01 par value per share, at the close of business on March 15, 2013 will be entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof. As of March 15, 2013, 169,052,207 shares of our common stock were outstanding and represent our only securities entitled to vote at the annual meeting. Each share of our common stock is entitled to one vote. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting on any matter will constitute a quorum at the annual meeting. Directors are elected by a plurality of all of the votes cast. The ratification of the selection of KPMG LLP as our independent registered public accounting firm and the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement require the affirmative vote of a majority of the votes cast on the proposal. The approval of the 2013 amendment and restatement of our 2004 Incentive Award Plan requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on this proposal represent a majority of the shares of our common stock entitled to vote on this proposal.

Votes cast by proxy or in person at the annual meeting will be counted by the person appointed by us to act as inspector of election for the annual meeting. The inspector of election will treat shares represented by proxies that reflect abstentions (or votes withheld) or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructions from the beneficial owner. With regard to the election of directors, ratification of the selection of KPMG LLP as our independent registered public accounting firm, and the advisory vote regarding the compensation of the named executive officers as disclosed in this proxy statement, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. For purposes of the vote on the approval of the 2013 amendment and restatement of our 2004 Incentive Award Plan, abstentions and broker non-votes will have the same effect as votes against the proposal, unless a majority of the shares of our common stock entitled to vote on this proposal cast votes, in which event broker non-votes will have no effect on the result of the vote.

If you hold your shares in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

If you have any questions or need any assistance in voting your shares of our common stock, please contact our proxy solicitor:

Georgeson Inc.

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

(800) 509-0917 (Toll Free)

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors has nominated and recommends for election as directors the eight individuals named herein to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. All of the nominees are presently directors of BioMed Realty, and following the annual meeting there will be no vacancies on the board. Directors are elected by a plurality of all of the votes cast at the annual meeting. Cumulative voting is not permitted. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the board of directors, or the board of directors, on the recommendation of the nominating and corporate governance committee, may reduce the size of the board and number of nominees. The board of directors does not believe at this time that any substitute nominee or nominees will be required. There are no family relationships between any of our directors or executive officers. We believe that all of our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in the individual biographies below.

Information Regarding Nominees

The table below indicates the name, position with BioMed Realty and age of each nominee for director as of March 15, 2013:

Name	Position	Age
Alan D. Gold	Chairman and Chief Executive Officer	52
Gary A. Kreitzer	Director, Executive Vice President	58
Daniel M. Bradbury	Director	51
Barbara R. Cambon	Director	59
Edward A. Dennis, Ph.D.	Director	71
Richard I. Gilchrist	Director	67
Theodore D. Roth	Director	61
M. Faye Wilson	Director	75

Each of our directors possesses individual attributes that strengthen the board’s collective qualifications, skills and experience. The following table describes the particular skills of each director that contribute to our board’s collective ability to effectively direct the management of the business and affairs of the company.

Alan D. Gold Chairman and Chief Executive Officer since 2004

Demonstrated leadership skills, extensive experience in effectively managing life science real estate companies and deep understanding of the life science real estate industry

Industry experience:

•  Our Chairman and Chief Executive Officer since our formation in 2004

•  Our President from 2004 until December 2008

•  Chairman, President and Chief Executive Officer of our privately-held predecessor, Bernardo Property Advisors, Inc., from August 1998 until August 2004

•  Co-founder, President and director of Alexandria Real Estate Equities, Inc., a publicly traded real estate investment trust, or REIT, specializing in acquiring and managing laboratory properties for lease to the life science industry, from its predecessor’s inception in 1994 until he resigned as President in August 1998 and as a director at the end of 1998

•  Managing partner of Gold Stone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994

•  Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990

•  Real Estate Investment Officer — Commercial Real Estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989

Board experience:

•  Current director and member of the audit committee of American Assets Trust, Inc., a publicly traded REIT

Education:

•  Bachelor of Science Degree in Business Administration from San Diego State University

•  Master of Business Administration from San Diego State University

Gary A. Kreitzer Director and Executive Vice President since 2004

Demonstrated ability to effectively develop and execute strategies for life science real estate companies and deep understanding of the life science real estate industry

Industry experience:

•  Our Executive Vice President and director since our formation in 2004

•  Our General Counsel from 2004 until August 2012

•  Executive Vice President, General Counsel and director of our privately-held predecessor, Bernardo Property Advisors, Inc., from December 1998 until August 2004

•  Co-founder, Senior Vice President and In-House Counsel of Alexandria Real Estate Equities, Inc. from its predecessor’s inception in 1994 until December 1998

•  In-House Counsel and Vice President for Seawest Energy Corporation, an alternative energy facilities development company, from 1990 to 1994

•  In-House Counsel, Secretary and Vice President for the Christiana Companies, Inc., a publicly traded investment and real estate development company, from 1982 to 1989

Education / other:

•  Bachelor of Arts Degree in Economics from the University of California, San Diego

•  Juris Doctor Degree, with honors, from the University of San Francisco

•  Member of the California State Bar and the American Bar Association

Daniel M. Bradbury Director since 2013 Member, Compensation Committee Member, Nominating & Corporate Governance Committee

Extensive knowledge of the life science industry and proven executive leadership experience

Industry experience:

•  Managing member of BioBrit, LLC, a life science consulting and investment firm

•  Chief Executive Officer of Amylin Pharmaceuticals, Inc., from March 2007 until its acquisition by Bristol-Myers Squibb Company in August 2012

•  President of Amylin Pharmaceuticals, Inc., from June 2006 until March 2007, Chief Operating Officer from June 2003 to June 2006, and Executive Vice President from June 2000 until June 2003, having joined Amylin in 1994

Board experience:

•  Current director of Illumina, Inc., Geron Corporation, Corcept Therapeutics Inc. and Castle Biosciences, Inc.

•  Member of the board of trustees for the Keck Graduate Institute of the Claremont Colleges

•  Member of the Advisory Council of the University of California San Diego’s Rady School of Management and the University of Miami’s Innovation Corporate Advisory Council

Education:

•  Bachelor of Pharmacy from Nottingham University

•  Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education in the United Kingdom

Barbara R. Cambon Director since 2004 Member, Audit Committee Member, Nominating & Corporate Governance Committee

Knowledge and experience in institutional real estate investing and key aspects of real estate operations, strategic planning, finance and REIT management

Industry experience:

•  Real estate advisor and independent consultant since October 2002

•  Principal of Colony Capital, LLC, a private real estate investment firm, from November 1999 to October 2002, and Chief Operating Officer from April 2000 until October 2002

•  President and founder of Institutional Property Consultants, Inc., a real estate consulting company, from 1985 to October 1999

Board experience:

•  Current director, member of the audit committee and Chair of the conflicts committee of each of KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc. and KBS Real Estate Investment Trust III, Inc.

Education:

•  Bachelor of Science Degree in Education from the University of Delaware

•  Master of Business Administration with an emphasis in real estate and finance from Southern Methodist University

Edward A. Dennis, Ph.D. Director since 2004 Member, Compensation Committee

Knowledge and experience in key aspects of research and development, laboratory utilization and design, and pharmaceutical and biotechnology products in the life science industry

Industry experience:

•  Distinguished Professor and former Chair of the Department of Chemistry and Biochemistry and Distinguished Professor of the Department of Pharmacology in the School of Medicine at the University of California, San Diego, having served as a faculty member since 1970

•  Visiting Professor at Harvard Medical School, Brandeis University, Université Pierre et Marie Curie and Collège de France, and Adjunct Professor at The Scripps Research Institute

•  Authored over 350 research publications and holds numerous life sciences patents

•  Co-founder of several privately-held life science companies

•  Governing boards of several professional organizations serving the life science industry

•  Extensive consulting and science advisory board experience in the life science industry

Board experience:

•  Director of Biocept, Inc. from 2008 to 2012

•  Current Chair and member of the Board of Trustees of The ResMed Foundation from 2002 to 2010 and 2012 to present, also having served as Treasurer in 2012

•  Board of Trustees of the Gordon Research Conferences since 2008 and Vice Chair since 2012

•  Member of the University Council of Yale University since 2004

•  Member of the Board of Governors of the Yale University Alumni Association from 1997 to 2008, having served as Chair from 2004 to 2006

•  Director of The Keystone Symposia on Molecular and Cellular Biology from 1996 to 2008, having served as Chair and President from 1996 to 2004

•  Director of Alexis Corporation from 1995 to 2001

Education:

•  Bachelor of Arts Degree from Yale University

•  Master of Arts and Doctorate of Philosophy in Chemistry from Harvard University

•  Research Fellow at Harvard Medical School

•  Doctorate in Medicine (honorary) from Goethe University

Richard I. Gilchrist Director since 2007 Chair, Compensation Committee Member, Nominating & Corporate Governance Committee

Knowledge and experience in key aspects of the REIT industry, public company management, strategic planning, real estate operations and finance

Industry experience:

•  Senior Advisor of The Irvine Company, a privately held real estate investment company, with responsibility for acquisitions and investments, since July 2011

•  President of the Investment Properties Group of The Irvine Company from 2006 to 2011

•  Executive officer of various affiliates of The Irvine Company from 2006 to 2011

•  President and Co-Chief Executive Officer and on the board of directors of MPG Office Trust Inc. (formerly Maguire Properties, Inc.), a publicly held REIT, from 2002 to 2006

•  Chief Executive Officer and President of Commonwealth Atlantic Properties, a privately held REIT, from 1997 to 2001

Board experience:

•  Current director and member of the compensation committee of Ventas, Inc. since 2011

•  Current lead director and member of the compensation committee of Spirit Realty Capital, Inc. since 2012

•  Director of various affiliates of The Irvine Company from 2006 to 2011

•  Director, chairman of the investment and risk assessment committee and member of the compensation committee of Nationwide Health Properties, Inc., a publicly traded REIT, from 2008 to 2011

•  Current member of the Whittier College Board of Trustees, and chairman from 2003 to 2011

•  Member of the Advisory Board of the University of California, Los Angeles Law School

•  Director of Commonwealth Atlantic Properties from 1997 to 2001

Education:

•  Bachelor of Arts Degree from Whittier College

•  Juris Doctor Degree from University of California, Los Angeles Law School

Theodore D. Roth Director since 2004 Chair, Audit Committee Member, Compensation Committee

Knowledge and experience in key aspects of executive management, strategic planning and financing of growth companies in the life science industry

Industry experience:

•  President of Roth Capital Partners, LLC, an investment banking firm, since July 2010, and Managing Director from February 2003 to June 2010

•  President, Chief Operating Officer and other senior management positions at Alliance Pharmaceutical Corp. for over 15 years prior to joining Roth Capital Partners, LLC

Board experience:

•  Director of Targeson, Inc., a privately-held biotechnology company, since 2009

•  Director of Orange 21 Inc. from 2005 to 2009

•  Director of Alliance Pharmaceutical from 1998 to 2002

•  Member of the Iowa Wesleyan College Board of Trustees since 2010

Education:

•  Juris Doctor Degree from Washburn University

•  Master of Laws in Corporate and Commercial Law from the University of Missouri in Kansas City

M. Faye Wilson Director since 2005 Member, Audit Committee Chair, Nominating & Corporate Governance Committee

Knowledge and experience in key aspects of executive management, strategic planning, corporate governance, enterprise risk management, finance and accounting

Industry experience:

•  Chair of Wilson Boyles and Company LLC, a business management and strategic planning consulting firm, and principal since 2003

•  Senior officer of The Home Depot, Inc. from 1998 through 2002

•  Senior management roles at Bank of America Corporation from 1992 to 1998, including senior assignments in corporate finance in the United States and Europe, Chairman of Security Pacific Financial Services and Executive Vice President and Chief Credit Officer for Bank of America’s National Consumer Banking Group

Board experience:

•  Member of the Salk Institute Board of Trustees since 2010

•  Previously served on six other boards of directors of public companies, including as a director of Farmers Insurance Group of Companies from 1993 through 2001 and as a director of Home Depot from 1992 through 2001

Education / other:

•  Undergraduate Degree from Duke University

•  Master’s Degree in International Relations from the University of Southern California

•  Master’s Degree in Business Administration from the University of Southern California

•  Became a certified public accountant in 1961

Information Regarding the Board

Board Independence

Our board of directors has determined that each of our current directors, except for Messrs. Gold and Kreitzer, has no material relationship with BioMed Realty (either directly or as a partner, stockholder or officer of an organization that has a relationship with BioMed Realty) and is “independent” within the meaning of our director independence standards, which include the New York Stock Exchange director independence standards, as currently in effect. Furthermore, our board of directors has determined that each of the members of each of the audit committee, the compensation committee and the nominating and corporate governance committee has no material relationship with BioMed Realty (either directly or as a partner, stockholder or officer of an organization that has a relationship with BioMed Realty) and is “independent” within the meaning of our director independence standards.

Board Meetings

Our board of directors held six meetings during fiscal 2012. No director attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he or she served during the period for which he or she was a director.

To ensure free and open discussion among the independent directors of the board, regularly scheduled executive sessions are held, at which only independent directors are present. The independent directors have nominated the chair of the nominating and corporate governance committee, currently Ms. Wilson, to serve as presiding director at each executive session.

Committees of the Board

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee.

Audit Committee.    The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The audit committee helps ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The audit committee appoints, assists and meets with the independent registered public accounting firm, oversees each annual audit and quarterly review, establishes and maintains our internal audit controls and prepares the report that federal securities laws require be included in our annual proxy statement. Mr. Roth is the chair and Ms. Cambon and Ms. Wilson serve as members of the audit committee. Our board of directors has determined that each of Mr. Roth, Ms. Cambon and Ms. Wilson is an “audit committee financial expert” as defined by the Securities and Exchange Commission. In addition, our board of directors has determined that Ms. Cambon’s simultaneous service on our audit committee and the audit committees of three other public companies, which are affiliated with each other, does not impair her ability to effectively serve on our audit committee. The audit committee held four meetings in 2012.

Compensation Committee.    The compensation committee reviews and approves our compensation philosophy and the compensation and benefits of our executive officers and Section 16 officers; reviews and approves all executive officers’ employment agreements and severance arrangements; administers and makes recommendations to our board of directors regarding our compensation and stock incentive plans; reviews and approves policies concerning perquisite benefits, policies regarding compensation paid to our executive officers in excess of limits deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and policies with respect to change of control and “parachute” payments; and reviews the compensation discussion and analysis included in our proxy statement and produces an annual report on executive compensation for inclusion in our proxy statement. Mr. Gilchrist is the chair and Mr. Bradbury, Dr. Dennis and Mr. Roth serve as members of the compensation committee. The compensation committee held seven meetings in 2012.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee develops and recommends to our board of directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the New York Stock Exchange, establishes criteria for prospective members of our board of directors, conducts candidate searches and interviews, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors and its committees, recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and its committees and recommends to our board of directors the slate of directors to be elected at each annual meeting of our stockholders. Ms. Wilson is the chair and Mr. Bradbury, Ms. Cambon and Mr. Gilchrist serve as members of the nominating and corporate governance committee. The nominating and corporate governance committee held four meetings in 2012.

Our board of directors has adopted charters for each of the audit committee, compensation committee and nominating and corporate governance committee. Each of the charters is available on our website at www.biomedrealty.com. The information contained on our website is not incorporated by reference into and does not form a part of this proxy statement.

Our board of directors may from time to time establish certain other committees to facilitate the management of BioMed Realty.

Board Leadership Structure

Mr. Gold has served as our Chairman and Chief Executive Officer since our formation in 2004. Our board of directors is comprised of Mr. Gold, Mr. Kreitzer, our Executive Vice President, and six independent directors. Our board has three standing independent committees with separate chairs — the audit, compensation, and nominating and corporate governance committees.

Our board of directors possesses considerable business experience and understanding of our company, including the opportunities and risks that we face. Our board of directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development and execution. Our independent directors bring experience, oversight and expertise from outside the company and across various disciplines, including real estate, finance, life science, public company management and academics, while our Chief Executive Officer brings extensive company-specific and life science real estate experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates the flow of information between management and our board, which are essential to effective governance and success in achieving business goals.

One of the key responsibilities of our board of directors is to oversee development of strategic direction and hold management accountable for the execution of strategy once it is developed. Our board of directors believes the combined role of Chairman and Chief Executive Officer, in combination with our six independent directors comprising a large majority of the board, is in the best interest of our company because it provides the appropriate balance between strategy development and independent oversight of management.

Our board of directors has not appointed a lead independent director. Our board believes that the current board leadership structure, with a large majority of independent directors, each of whom has a different perspective and role in discussions based on his or her experience across various disciplines as described above, with active participation by independent directors in chairing and serving on board committees, and with complete and open lines of communication and access to the Chairman and Chief Executive Officer and other members of management, is operating effectively to foster productive, timely and efficient communications among the independent directors and management. However, our board of directors will continue to evaluate the company’s leadership structure and may determine to appoint a lead independent director in the future.

Board’s Role in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term corporate performance and enhance stockholder value. As such, our board, as a whole and at the committee level, focuses on the company’s general risk management strategy, the most significant risks facing the company, and the implementation of risk mitigation strategies by management.

As a part of this process, our board regularly receives reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, strategic and reputational risks, as well as general updates on the company’s financial position, budgets, financing activities, results of operations, tenants, leasing and development activities and other department-specific activities.

In addition, the board’s committees are responsible for reviewing risk management strategies in certain areas. The compensation committee is responsible for reviewing the management of risks relating to the company’s compensation plans and arrangements. The audit committee reviews management of financial risks, including risks associated with financial accounting and audits and internal control over financial reporting. The nominating and corporate governance committee reviews risks associated with the independence of our board of directors, adherence to corporate governance standards, and management development and leadership succession policies and programs. While each committee is responsible for evaluating certain risks, our entire board of directors is regularly informed through committee reports about such risks, including when a matter rises to the level of a material or enterprise level risk. This process enables our board and its committees to coordinate the risk oversight role, particularly with respect to the interrelationship of risks.

Our management is responsible for day-to-day risk management. Our accounting, legal and internal audit functions serve as the primary monitoring divisions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels, and working with the board or its committees as necessary to design and implement risk management strategies.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing BioMed Realty and that our board leadership structure supports this approach.

Compensation Committee Interlocks and Insider Participation

There were no insider participations or compensation committee interlocks among the members of the committee during fiscal year 2012. At all times during fiscal year 2012, the compensation committee was comprised solely of independent, non-employee directors.

Director Qualifications

The nominating and corporate governance committee has not set minimum qualifications for board nominees. However, pursuant to its charter, in identifying candidates to recommend for election to the board, the nominating and corporate governance committee considers the following criteria: (1) personal and professional integrity, ethics and values, (2) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, (3) experience in our industry and with relevant social policy concerns, (4) diversity of experience, profession and background, both on an individual level and in relation to the board as a whole, (5) experience as a board member of another publicly held company, (6) academic expertise in an area of our operations and (7) practical and mature business judgment, including ability to make independent analytical inquiries. Our board of directors evaluates each individual in the context of our board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board. Nominees are not evaluated on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis prohibited by law. Our directors, qualification criteria and the effectiveness of our nomination policies are reviewed annually by the nominating and corporate governance committee.

Identifying and Evaluating Nominees for Directors

The nominating and corporate governance committee identifies nominees by first evaluating the current members of our board willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board service are re-nominated. As to new candidates, the nominating and corporate governance committee will generally poll board members and members of management for their recommendations. The nominating and corporate governance committee may also hire a search firm if deemed appropriate to identify and perform background due diligence on potential candidates. An initial slate of candidates will be presented to the chair of the nominating and corporate governance committee, who will then make an initial determination as to the qualification and fit of each candidate. Candidates will be interviewed by the Chief Executive Officer and independent board members. The nominating and corporate governance committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our board of directors. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the nominating and corporate governance committee.

The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the directors to be elected or appointed (for example, pursuant to articles supplementary designating the rights of a class of preferred stock to elect one or more directors upon a dividend default), then the nomination or appointment of such directors shall be governed by such requirements.

Each of the nominees for election as director at the annual meeting is recommended by the nominating and corporate governance committee to stand for reelection.

Stockholder Recommendations for Director Nominees

The nominating and corporate governance committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors and how the candidate satisfies the board’s criteria. The stockholder must also provide such other information about the candidate as would be required by the Securities and Exchange Commission rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of BioMed Realty stockholdings. All communications are to be directed to the chair of the nominating and corporate governance committee, c/o BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting will likely not be considered timely for consideration by the nominating and corporate governance committee for that annual meeting.

Compensation of Directors

From January 1, 2012 through June 30, 2012, each of our directors who was not an employee of our company or our subsidiaries received $17,500 (one-half of an annual fee of $35,000) for service as a director. The chair of the audit committee received an additional $7,500 fee (one-half of an annual fee of $15,000) and each non-employee director who chaired any other committee of the board of directors received an additional $5,000 fee (one-half of an annual fee of $10,000) for each committee chaired. In addition, each non-employee director received a fee of $1,500 for each board of directors meeting attended in person or by telephone, a fee of $1,500 for each audit committee meeting attended in person or by telephone, and a fee of $1,000 for each other committee meeting attended in person or by telephone.

Effective July 1, 2012, our director compensation program was amended, so that from July 1, 2012 through December 31, 2012, each of our non-employee directors received $22,500 (one-half of an annual fee of $45,000) for service as a director. The chair of the audit committee received an additional $10,000 fee (one-half of an annual fee of $20,000) and each non-employee director who chaired any other committee of the board of directors received an additional $7,500 fee (one-half of an annual fee of $15,000) for each committee chaired. In addition, each non-employee director received a fee of $1,500 for each board of directors meeting attended in person or by telephone during this period and a fee of $1,500 for each committee meeting attended in person or by telephone. The foregoing director compensation program will continue into 2013.

Non-employee directors received fees for attending committee meetings whether or not a meeting of the board of directors was held on the same day. Non-employee directors were also reimbursed for reasonable expenses incurred to attend board of directors and committee meetings. Directors who were employees of the company or its subsidiaries did not receive compensation for their service as directors.

Our non-employee directors also receive automatic grants of restricted stock under our 2004 Incentive Award Plan on the date of each annual meeting of stockholders. On the date of the 2012 annual meeting of stockholders, each non-employee director was granted 3,339 shares of restricted stock, which vest one year from the date of grant. Effective August 31, 2012, we will grant shares of restricted stock to each non-employee director who is initially elected or appointed to our board of directors on the date of such initial election or appointment equal in value to $80,000, based on the closing price of our common stock on the date of such grant. In addition, on the date of each annual meeting of stockholders, beginning with the 2013 annual meeting of stockholders, each non-employee director who continues to serve on our board of directors will be granted shares of restricted stock equal in value to $80,000, based on the closing price of our common stock on the date of such grant. The restricted stock granted to non-employee directors vests one year from the date of grant. In connection with his appointment to our board of directors on January 1, 2013, Mr. Bradbury was granted 4,139 shares of restricted stock, which vest one year from the date of grant.

The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2012.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation	Total
Barbara R. Cambon	$63,500	$60,002	$—	$123,502
Edward A. Dennis, Ph.D.	62,667	60,002	—	122,669
Richard I. Gilchrist	73,334	60,002	—	133,336
Theodore D. Roth	72,417	60,002	—	132,419
M. Faye Wilson	78,084	60,002	—	138,086

(1)

Alan D. Gold, our Chairman and Chief Executive Officer, and Gary A. Kreitzer, our Executive Vice President, are not included in this table because they are employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Gold and Kreitzer as employees is shown in the Summary Compensation Table.

(2)

Represents the grant date fair value of restricted stock awarded in 2012 based on the closing price of our common stock on the date of such grants, as determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation, or ASC Topic 718. During 2012, each of our independent directors was granted 3,339 shares of restricted stock. The shares vest one year from the date of grant, and represent the only unvested shares of restricted stock held by our non-employee directors at December 31, 2012.

Stock Ownership Guidelines for Non-Employee Directors

Under our company’s stock ownership guidelines, each non-employee director is expected to, within five years of the later of August 25, 2010 or the date on which such person is appointed to the board, own shares of the company’s common stock or securities convertible or exchangeable into shares of the company’s common stock with a market value of no less than five times his or her current annual cash retainer for serving as a member of the board of directors, exclusive of chairperson, committee or meeting fees. Each non-employee director (other than Mr. Bradbury, who was appointed to our board of directors on January 1, 2013) was in compliance with the stock ownership guidelines for the year ended December 31, 2012. Stock ownership guidelines for our executive officers, including Messrs. Gold and Kreitzer, are described below under “Executive Compensation and Other Information — Compensation Discussion and Analysis — Stock Ownership Guidelines for Executive Officers.” The table below shows each non-employee director’s equity ownership in the company as a multiple of his or her cash retainer and the minimum ownership level required pursuant to these guidelines for each of our non-employee directors as of December 31, 2012:

Non-Employee Director	Dollar Value of Equity Ownership as a Multiple of Cash Retainer(1)	Minimum Ownership Level Required as a Multiple of Cash Retainer
Barbara R. Cambon	13.3x	5.0x
Edward A. Dennis, Ph.D.	14.7x	5.0x
Richard I. Gilchrist	8.9x	5.0x
Theodore D. Roth	11.7x	5.0x
M. Faye Wilson	13.3x	5.0x

(1)	Calculated by multiplying the aggregate number of shares of common stock held by each non-employee director by the closing price of $19.33 per share of our common stock on December 31, 2012.

Policy Governing Stockholder Communications with the Board of Directors

Our board of directors welcomes communications from our stockholders. Any stockholder or other interested party who wishes to communicate with the board or one or more members of the board should do so in writing in care of the General Counsel of BioMed Realty, at our principal office, 17190 Bernardo Center Drive, San Diego, California 92128. The General Counsel is directed to forward each appropriate communication to the director or directors for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our board members to attend the annual meeting of stockholders. All of our directors, except Mr. Bradbury (who was appointed to our board of directors on January 1, 2013), attended our 2012 annual meeting of stockholders, which was held on May 30, 2012.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to our officers, employees, agents and directors. In addition, our board of directors has adopted Corporate Governance Guidelines to assist the board in the exercise of its responsibilities and to serve the interests of BioMed Realty and its stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are posted on our website at www.biomedrealty.com.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR each of the nominees set forth above.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013, and our board of directors has directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. KPMG LLP has audited our financial statements since our inception in 2004. Representatives of KPMG LLP are expected to be present at the annual meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm and may decide to retain the firm, even in the absence of stockholder ratification. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company.

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013.

PROPOSAL 3

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

At our 2011 annual meeting of stockholders, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the company submitted a non-binding advisory vote to our stockholders to determine the frequency of the advisory stockholder vote to approve the compensation of the company’s named executive officers (the “say-on-pay” proposal). A majority of the votes cast at the 2011 annual meeting of stockholders were voted in favor of holding the advisory vote on executive compensation on an annual basis and, in accordance with this stockholder preference, our board of directors determined that advisory votes on executive compensation will be held on an annual basis. At our 2012 annual meeting of stockholders, approximately 98% of the votes cast by stockholders on the company’s say-on-pay proposal were cast in favor of the proposal. Although this vote on executive compensation is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of this vote when making future compensation decisions.

Sound Program Design

Our executive compensation program incorporates policies and practices that are designed to ensure that it is strongly aligned with our goals and strategies and promotes responsible pay and governance practices. These policies and practices are discussed in detail under “Compensation Discussion and Analysis” and include:

•	A formulaic annual bonus program, where each full-time executive’s annual bonus is tied to achievement of predetermined “threshold,” “target,” and “maximum” performance goals;

•

At least 50% of long-term equity incentive awards are performance units,    the number and value of which, if any, will be paid out based on the company’s total stockholder return performance relative to its peer group over a multi-year period, with no dividends paid or accrued on the performance units prior to vesting or upon conversion;

•	No employment contracts, guaranteed base salary increases or minimum annual bonuses;

•	No “single trigger” severance payments and no tax gross-up payments for “excess parachute payments”;

•	No special perquisites or benefits and no supplemental executive retirement plan;

•	Post-vesting stock retention guidelines, stock ownership guidelines, clawback policy and anti-hedging policy; and

•

Annual review of peer group    by the compensation committee for benchmarking compensation levels and annual risk assessment of pay practices, with input from its independent compensation consultant Pearl Meyer & Partners, LLC (“PM&P”).

2012 Business Performance and Impact on Compensation

Our company, under the leadership of our management team, continued to deliver strong financial and operational performance in 2012. We link company performance directly to the compensation of our management team through our annual cash bonus program. The following table presents a summary of our performance results versus previously established corporate performance goals under the company’s 2012 bonus plan (threshold or lower performance equals a 0% score, target performance equals a 100% score and maximum or greater performance equals a 200% score):

Metric	Threshold	Target	Maximum	2012 Result	2012 Score
Core funds from operations (CFFO) per diluted share	$1.20	$1.24	$1.28	$1.31	200%
Leasing volume (square footage)	800,000	1.2 million	1.6 million	2.1 million	200%
New investments (aggregate capital investment)	$0	$200 million	$400 million	$444 million	200%
Leverage ratio (debt / total gross assets)	45.0%	40.0%	35.0%	38.5%	130%

In addition, our management team guided the company in 2012 to the successful execution of its first international investment, representing a transformative event that is expected to be critical to the company’s future expansion and long-term growth. The company acquired Granta Park in June 2012 for approximately $196 million, comprising a 472,000 square foot, eleven-building life science campus in Cambridge, United Kingdom. The campus is fully leased on a long-term basis to eleven global pharmaceutical and biotechnology companies, with approximately 138,000 square feet of development and expansion rights that provide a platform for future development to support existing tenants’ needs.

Please read “Compensation Discussion and Analysis” beginning on page 34 and the executive compensation tables and accompanying disclosure beginning on page 59 for details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that BioMed Realty’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in BioMed Realty’s Proxy Statement for the 2013 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

Approval of the advisory vote regarding the compensation of the named executive officers described in this proposal 3 requires the affirmative vote of a majority of the votes cast on the proposal.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 4

APPROVAL OF THE 2013 AMENDMENT AND RESTATEMENT OF THE 2004 INCENTIVE AWARD

PLAN OF BIOMED REALTY TRUST, INC. AND BIOMED REALTY, L.P.

We are asking our stockholders to approve the 2013 amendment and restatement of the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P. (the “Current Plan”). The proposed 2013 amendment and restatement of the Current Plan is referred to herein as the “Amended Plan.”

Background

BioMed Realty’s board of directors approved the Amended Plan, subject to approval by BioMed Realty’s stockholders. The proposed Amended Plan would become effective immediately upon stockholder approval at the 2013 annual meeting of stockholders.

The proposed Amended Plan will implement the following material changes:

•	The Amended Plan will increase the number of shares authorized for issuance under the Current Plan by 5,400,000 shares from 5,340,000 shares to 10,740,000 shares.

•	The Amended Plan will limit the aggregate value of awards which may be granted to any non-employee director in any fiscal year.

•

The Amended Plan clarifies that the administrator (currently the compensation committee of our board of directors) may require that awards granted pursuant to the Amended Plan be subject to the provisions of any claw-back policy adopted by the company, including any claw-back policy adopted to comply with the Dodd-Frank Act and related rules.

If this Proposal 4 is not approved, the Amended Plan will not become effective, but the Current Plan will remain in effect.

THE BOARD RECOMMENDS THAT

YOU VOTE “FOR” THE AMENDED PLAN

Why Our Board Recommends That You Vote for the Amended Plan

Equity Incentive Awards Are Critical to Long-Term Stockholder Value Creation

Our equity incentive plan is critical to our long-term goal of building stockholder value. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, equity incentive awards are central to our compensation program and constitute a significant portion of our named executive officers’ total direct compensation. Our board of directors and its compensation committee believe that our ability to grant equity incentive awards, including performance units, restricted stock and long-term incentive plan units (“LTIP units”), to new and existing employees, directors and eligible consultants has helped us attract, retain and motivate professionals with superior ability, experience and leadership capability. Historically, we have issued performance units, restricted stock and LTIP units under the Current Plan. These forms of equity compensation align the interests of our employees, directors and consultants with the interests of the company’s stockholders, encourage retention and promote actions that result in long-term stockholder value creation.

Our equity incentive program is broad-based. As of March 15, 2013, 85 of our 177 employees had received grants of equity awards. We believe we must continue to offer a competitive equity compensation plan in order to attract, retain and motivate the industry-leading talent imperative to our continued growth and success.

The Current Plan Will No Longer Have Shares Available for Grant

As of March 15, 2013, we had 1,414,481 shares available for grant, assuming vesting of unvested performance units granted previously at “target” performance levels, and 1,075,041 shares available for grant, assuming vesting of unvested performance units granted previously at “maximum” performance levels. Based on historical usage, as discussed below, if we do not increase the share reserve at our 2013 annual meeting, we estimate that we would need to make significant changes to our equity award practices in order to conserve the share reserve balance until the time of our 2014 annual meeting. This assumes we continue to grant awards consistent with our historical usage and current practices, as reflected in our historical burn rate discussed below, and noting that future circumstances may require us to change our current equity grant practices. The changes to our practices could limit our flexibility to provide competitive compensation and thus our ability to attract, motivate and retain highly qualified talent.

Our Current Plan is the only equity incentive plan we currently have in place. While we could increase cash compensation to a limited extent if we are unable to grant equity incentives, we anticipate that we will have difficulty attracting, retaining and motivating our employees, directors and consultants if we are unable to issue equity grants to them. We also believe that equity-based grants are a more effective compensation vehicle than strictly cash, because they better align the financial interests of our employees with the interests of our stockholders, and promote actions that result in long-term stockholder value creation.

We Manage Our Equity Incentive Award Use Carefully

We manage our long-term stockholder dilution by limiting the number of equity awards granted annually. The compensation committee carefully monitors our total dilution and equity expense to ensure that we maximize stockholder value by granting only the appropriate number of equity awards necessary to attract, retain and motivate employees. Based on historical usage, we expect that the proposed 5,400,000 share increase in the number of shares available for issuance under the Amended Plan over the share reserve under the Current Plan would be sufficient for approximately five years of awards, assuming we continue to grant awards consistent with our historical usage and current practices, as reflected in our historical burn rate discussed below, and noting that future circumstances may require us to change our current equity grant practices. The share reserve under the Amended Plan could last for a longer or shorter period of time, depending on our future equity grant practices, which we cannot predict with any degree of certainty at this time.

The following table summarizes the unvested equity awards outstanding and shares remaining available for issuance under the Current Plan, each as of March 15, 2013, and the proposed increase in shares authorized for issuance under the Amended Plan:

Award	Full-Value Awards	As a % of Shares Outstanding(3)	Dollar Value(4)
Unvested equity awards(1)	1,636,368	0.97%	$35.9 million
Remaining equity awards available for issuance under Current Plan(2)	1,414,481	0.84%	$31.1 million
Proposed increase in shares available for issuance under Amended Plan (over existing share reserve under Current Plan)	5,400,000	3.19%	$118.6 million
Total	8,450,849	5.00%	$185.6 million

(1)	Includes 1,296,928 shares of unvested restricted stock and 339,440 unvested performance units based on “target” performance.

(2)

Assumes 339,440 unvested performance units based on “target” performance. If outstanding unvested performance units vest based on “maximum” performance, 1,075,041 full-value equity awards remain available for issuance under the Current Plan.

(3)	Based on 169,052,207 shares of our common stock outstanding as of March 15, 2013 (and excluding any unvested performance units).

(4)	The closing share price on March 15, 2013 for our common stock on the New York Stock Exchange was $21.96.

The following table shows key equity metrics over the past three fiscal years:

Key Equity Metrics	2012	2011	2010
Equity burn rate(1)(4)	0.39%	0.48%	0.58%
Dilution(2)(4)	2.06%	2.44%	3.13%
Overhang(3)(4)	1.14%	1.12%	1.21%

(1)

Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted-average number of shares outstanding during the period. If each equity award is counted as a “full-value” award and multiplied by a “full-value award multiplier” of 2.5, consistent with the methodology employed by certain proxy advisory firms, the “adjusted” equity burn rate was 0.97%, 1.19% and 1.46% for 2012, 2011 and 2010, respectively.

(2)

Dilution is calculated by dividing the sum of (x) the number of shares subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares available for future grants, by the number of shares outstanding at the end of the fiscal year.

(3)	Overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

(4)	Any performance units outstanding during the period represent “target” performance.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the board of directors has determined that the size of the share reserve under the Amended Plan is reasonable and appropriate at this time. The board of directors will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Key Features of the Amended Plan Reflect Use of Compensation and Governance Best Practices

The proposed Amended Plan continues to include provisions designed to protect our stockholders’ interests and reflect corporate governance best practices, including:

•	Administrator Independence. The compensation committee, comprised solely of independent non-employee directors, administers the plan.

•

Continued broad-based eligibility for equity awards.    We grant equity awards to a significant number of employees, which generally vest only upon satisfaction of performance criteria over a multi-year period or are subject to time-based vesting over a four-year period. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.

•

Stockholder approval is required for subsequent increases to authorized number of shares.    The Amended Plan does not contain an annual “evergreen” provision. The Amended Plan authorizes a fixed number of shares, so that stockholder approval is required to further increase the maximum number of securities which may be issued under the Amended Plan.

•

No discount stock options or stock appreciation rights.    All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted. To date, we have not granted any stock options or stock appreciation rights under the Current Plan.

•	Repricing is not allowed. Both the Current Plan and the proposed Amended Plan prohibit the repricing of stock options and stock appreciation rights without prior stockholder approval.

•	No dividends on performance units. To date, no dividends have been paid or accrued on performance units granted under the Amended Pan.

Description of Proposed Amended Plan

The following summary of the terms of the Amended Plan is qualified in its entirety by reference to the text of the Current Plan and the various award agreements used thereunder, forms of which have been filed as exhibits to BioMed Realty’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2010, Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2012 and Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 14, 2005, January 5, 2007, June 1, 2009 and January 31, 2012. The proposed Amended Plan is attached as Appendix A to this proxy statement.

Securities Subject to the Amended Plan

The aggregate number of shares of common stock available for issuance pursuant to awards under the Current Plan is currently 5,340,000. That number may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Changes in Control and Corporate Transactions.” As of March 15, 2013, awards (including both vested and unvested awards, net of forfeitures) covering an aggregate of 3,925,519 shares had been issued under the Current Plan, and 1,414,481 shares (plus any shares that might in the future be returned to the Current Plan as a result of cancellations, forfeitures, repurchases or expiration of awards) remained available for future grants. Of the awards covering the 3,925,519 shares that had been issued under the Current Plan, awards covering 1,636,368 shares remained subject to vesting restrictions (including 339,440 performance units based on “target” performance). As noted above, the Amended Plan would increase the number of shares authorized for issuance under the Current Plan by 5,400,000 shares for a total of 10,740,000 shares. Under the Amended Plan, each LTIP unit issued pursuant to an award shall be counted against the share reserve under the Current Plan, but only to the extent that such LTIP unit is convertible into shares of common stock and on the same basis as the conversion ratio applicable to the LTIP unit.

To the extent that an award expires, terminates or lapses, or an award is settled in cash without the delivery of shares of common stock to the participant, then any unexercised shares subject to the award will be available for future grant or sale under the Amended Plan. Shares of restricted stock which are forfeited or repurchased by us pursuant to the Amended Plan may again be optioned, granted or awarded under the Amended Plan. In addition, shares of common stock which are delivered by the holder or withheld by us to satisfy the grant or exercise or purchase price of such award or tax withholding thereon may again be optioned, granted or awarded under the Amended Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Amended Plan.

The maximum number of shares that may be subject to awards granted under the Amended Plan to any individual in any rolling three-year period may not exceed 3,000,000.

Administration

The Amended Plan will generally be administered by the compensation committee of our board of directors (the “Administrator”). However, our board of directors determines the terms and conditions of, interprets and administers the Amended Plan for awards granted to our non-employee directors and, with respect to these awards, the term “Administrator” refers to our board of directors. As appropriate, administration of the Amended Plan may be revested in our board of directors. In addition, for administrative convenience, our board of directors or the compensation committee may determine to grant to one or more members of our board of directors or to one or more officers the authority to make grants to individuals who are not directors or executive officers.

Eligibility

The Amended Plan authorizes discretionary grants to our employees, consultants and non-employee directors, and to the employees and consultants of our subsidiaries, of performance units, stock options, restricted stock, stock appreciation rights and other stock-based awards. As of March 15, 2013, outstanding equity awards have been issued to 85 of our 177 employees and to our six non-employee directors under the Current Plan.

Awards under the Amended Plan

Stock Options.    The Amended Plan provides for discretionary grants of non-qualified stock options, or NQSOs, to employees, non-employee directors and consultants. The Amended Plan also provides for the grant of incentive stock options, or ISOs, which may only be granted to employees. Options may be granted with terms determined by the Administrator; provided that ISOs must meet the requirements of Section 422 of the Code. The Amended Plan provides that a holder of ISOs may exercise his or her option for three months following termination of employment, directorship or consultancy and for twelve months in the event such termination results from death or disability. The exercise price for stock options granted under the Amended Plan is set by the Administrator and may not be less than fair market value on the date of grant. The Administrator may also substitute a stock appreciation right for an option at any time prior to or upon exercise of the option, provided that the stock appreciation right is exercisable for the same number of shares of common stock for which the substituted option would have been exercisable. To date, no options have been granted under the Current Plan.

Restricted Stock.    Unless otherwise provided in the applicable award agreement, participants generally have all of the rights of a stockholder with respect to restricted stock. Restricted stock may be issued for a nominal purchase price and may be subject to vesting over time or upon attainment of performance targets. Any dividends or other distributions paid on restricted stock may also be subject to restrictions to the same extent as the underlying stock. Award agreements related to restricted stock may provide that restricted stock is subject to repurchase by the company or forfeiture in the event that the participant ceases to be an employee, director or consultant prior to vesting. As of March 15, 2013, 2,945,929 shares of restricted stock (net of forfeitures) have been granted under the Current Plan.

Stock Appreciation Rights.    The Amended Plan provides for discretionary grants of stock appreciation rights to employees, non-employee directors and consultants. Stock appreciation rights may be granted with terms determined by the Administrator, provided that the exercise price for stock appreciation rights may not be less than fair market value on the date of grant. The Administrator may pay amounts owed upon exercise of a stock appreciation right in shares of common stock or cash, at the Administrator’s discretion. To date, no stock appreciation rights have been granted under the Current Plan.

Performance Bonus Awards.    The Amended Plan provides for grants of performance bonus awards to employees, non-employee directors and consultants based upon objectively determinable bonus formulas relating to the performance criteria included in the Amended Plan, provided that no performance bonus award in excess of $5,000,000 becomes payable to a “covered employee” as defined in Section 162(m)(3) of the Code. To date, no performance bonus awards have been granted under the Current Plan.

Other Stock Awards.    The Amended Plan allows for various other awards including dividend equivalents, stock payments, restricted stock units, and other stock-based awards, with such terms generally as the Administrator may determine in its discretion, provided that no dividend equivalents may be payable with respect to options.

LTIP unit awards under the Current Plan are substantially similar to restricted stock awards. Like the restricted stock awards, the LTIP units are subject to vesting over a period of time. However, an LTIP unit represents an equity interest in BioMed Realty, L.P., rather than BioMed Realty Trust, Inc. Initially, LTIP units will not have full parity with common units of BioMed Realty, L.P. with respect to liquidating distributions.

Upon the occurrence of certain “triggering events,” the LTIP units can over time achieve full parity with common units of BioMed Realty, L.P. for all purposes, and therefore accrete to an economic value equivalent to one share of common stock of BioMed Realty. If such parity is reached, vested LTIP units may be redeemed for cash in an amount equal to the then fair market value of an equal number of shares of BioMed Realty common stock or converted into an equal number of shares of BioMed Realty common stock, as determined by BioMed Realty at its election. The Administrator will specify the purchase price, if any, to be paid by the recipient for an LTIP unit. To date, 640,150 LTIP units have been granted under the Current Plan.

Performance unit awards under the Current Plan vest based on the company’s total stockholder return relative to its peer group over a specified performance period. The performance units vest at the conclusion of the performance period, upon attainment of the specific final performance rankings. Payouts with respect to the performance units are in the form of shares of the company’s common stock. No dividends are paid or accrued on the performance units. To date, 339,440 performance units based on “target” performance (678,880 performance units based on “maximum” performance), net of forfeitures, have been granted under the Current Plan.

Non-Employee Director Awards

Our non-employee directors are eligible to receive automatic restricted stock awards under the Amended Plan, as described above under “Information Regarding the Board — Compensation of Directors.” However, no non-employee director may be granted equity awards under the Amended Plan with an aggregate value in excess of $500,000 (measured at the date of grant) during any fiscal year.

Performance Criteria

The compensation committee may grant awards to employees who are or may be “covered employees” (as defined in Section 162(m) of the Code), that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. The compensation committee may grant to such covered employees restricted stock, dividend equivalents, stock payments, restricted stock units, cash bonuses and other stock-based awards that are paid, vest or become exercisable upon the attainment of company performance criteria which are related to one or more of the following performance criteria as applicable to our performance or the performance of a subsidiary, division or other operational unit or an individual, measured either in absolute terms, on a same-property basis, as compared to any incremental increase or as compared to results of a peer group for any given performance period:

•	net earnings (either before or after interest, taxes, depreciation and amortization),

•	sales or revenue,

•	net income (either before or after taxes),

•	operating earnings,

•	cash flow (including, but not limited to, operating cash flow and free cash flow),

•	return on net assets,

•	return on stockholders’ equity,

•	return on sales,

•	gross or net profit margin,

•	working capital,

•	earnings per share,

•	price per share of common stock,

•	funds from operations,

•	total stockholder return,

•	leasing volume,

•	new investments, or

•	leverage ratio.

The compensation committee may provide that one or more objectively determinable adjustments will be made to one or more of the performance goals established for any performance period. Such adjustments may include one or more of the following:

•	items related to a change in accounting principle,

•	items relating to financing activities,

•	expenses for restructuring or productivity initiatives,

•	other non-operating items,

•	items related to acquisitions,

•	items attributable to the business operations of any entity acquired by us during the performance period,

•	items related to the disposal of a business of segment of a business,

•	items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards,

•	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period,

•	any other items of significant income or expense which are determined to be appropriate adjustments,

•	items relating to unusual or extraordinary corporate transactions, events or developments,

•	items related to amortization of acquired intangible assets,

•	items that are outside the scope of our core, ongoing business activities, or

•	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

The compensation committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for the foregoing awards. With regard to a particular performance period, the compensation committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the performance goals that will be used to measure the performance for the period. The achievement of each performance goal will be determined, to the extent applicable, in accordance with applicable accounting standards. For all awards intended to qualify as qualified performance-based compensation, the foregoing determinations will be made by the compensation committee within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

Awards Generally Not Transferable

Awards under the Amended Plan are generally not transferable during the award holder’s lifetime without the consent of the Administrator. The Administrator may allow an award to be transferable to certain permitted transferees for estate or tax planning purposes.

Changes in Control and Corporate Transactions

In the event of certain changes in the capitalization of our company or certain corporate transactions involving our company and certain other events (including a change in control, as defined in the Amended Plan), the Administrator may make adjustments to awards under the Amended Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards. Except as may be set forth in the applicable award agreement, if a change in control, as defined in the Amended Plan, occurs and the holder’s awards are not assumed or replaced, those awards become fully exercisable and vested. Award holders will also have an opportunity to exercise any vested awards prior to the consummation of such changes in control or other corporate transactions or events.

Term of the Amended Plan; Amendment and Termination

If this Proposal 4 is approved by BioMed Realty’s stockholders, the Amended Plan will be in effect until May 29, 2023, unless BioMed Realty’s board of directors terminates the Amended Plan at an earlier date. BioMed Realty’s board of directors may terminate the Amended Plan at any time with respect to any shares not then subject to an award under the Amended Plan. BioMed Realty’s board of directors may also modify the Amended Plan from time to time, except that BioMed Realty’s board of directors may not, without prior stockholder approval, (1) amend the Amended Plan so as to increase the number of shares of stock that may be issued under the Amended Plan, (2) reduce the exercise price per share of the shares subject to any outstanding option or stock appreciation right or cancel, exchange, substitute, buyout or surrender existing options or stock appreciation rights in exchange for cash or other awards with an exercise price that is less than the exercise price of the original options or stock appreciation rights, or (3) amend the Amended Plan in any manner which would require stockholder approval to comply with any applicable law, regulation or stock exchange rule or which would alter the rights or obligations of any outstanding award.

Federal Income Tax Consequences Associated with the Amended Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the Amended Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options.    For federal income tax purposes, if an optionee is granted NQSOs under the Amended Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the excess of the fair market value of a share of common stock over the option exercise price on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options.    There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (a) two years after the date of grant of the option or (b) within one year of the date the shares were transferred to the optionee. If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the excess of the fair market value of a share of common stock over the option exercise price on the date of the option’s exercise will be taxed at ordinary income rates (or, if less, the gain on the sale), and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered an item of adjustment for alternative minimum tax purposes.

An ISO exercised more than three months after an optionee terminates employment, for reasons other than death or disability, will be taxed as a NQSO, and the optionee will recognize ordinary income on the exercise. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Restricted Stock.    An individual to whom restricted stock is issued generally will not recognize taxable income upon such issuance, and we generally will not then be entitled to a deduction, unless an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the individual generally will recognize ordinary income, and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price of such shares, and we will be entitled to a deduction for the same amount. Participants may only make an 83(b) election with the consent of the Administrator.

Stock Appreciation Rights.    A participant will not be taxed upon the grant of a stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize ordinary income equal to the amount of cash or the fair market value of the stock received upon exercise. At the time of exercise, BioMed Realty will be eligible for a tax deduction as a compensation expense equal to the amount that the participant recognizes as ordinary income.

LTIP Units.    LTIP unit awards that constitute “profits interests” within the meaning of the Code and published Internal Revenue Service guidance will generally not be taxed at the time of grant, though the holder will be required to report on his income tax return his allocable share of BioMed Realty, L.P.’s income, gain, loss, deduction and credit, regardless of whether BioMed Realty, L.P. makes a distribution of cash. Instead, LTIP units are generally taxed upon a disposition of the LTIP units or distributions of money to the extent that such amounts received exceed the basis in the LTIP units. Generally, no deduction is available to us upon the grant, vesting or disposition of the LTIP units.

If LTIP units are granted to a recipient who is an employee, the issuance of those units may cause wages paid to the recipient to be characterized and subject to taxation as self-employment income. If treated as a self-employed partner, the recipient will be required to make quarterly income tax payments rather than having amounts withheld by us. Additionally, if self-employed, the recipient must pay the full amount of all FICA employment taxes on the employee’s compensation, whereas regular employees are only responsible for 50% of these taxes. To date, the Internal Revenue Service has not issued definitive guidance regarding the treatment of wages paid to partner-employees.

Other Stock Awards and Performance Bonus Awards.    The participant will have ordinary income upon receipt of stock or cash payable under performance awards, dividend equivalents, restricted stock units and stock payments. BioMed Realty will be eligible for a tax deduction as a compensation expense equal to the amount of ordinary income recognized by the participant.

Section 162(m) of the Code.    In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under

Section 162(m), the deduction limit does not apply to certain “qualified performance-based compensation” established by an independent compensation committee which conforms to certain conditions stated under the Code and related regulations. Options and stock appreciation rights granted by the compensation committee under the Amended Plan are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The Amended Plan has been structured with the intent that certain other awards granted under the Amended Plan may, in the discretion of the compensation committee, be structured so as to qualify for the “qualified performance-based compensation” exception to the $1 million annual deductibility limit of Section 162(m) of the Code. However, awards granted under the Amended Plan will be treated as qualified performance-based compensation under Section 162(m) of the Code only if the awards and the procedures associated with them comply with all requirements of Section 162(m) of the Code. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us. There can be no assurance that compensation attributable to awards granted under the Amended Plan will be treated as qualified performance-based compensation under Section 162(m) of the Code and thus be deductible to us.

Section 409A of the Code.    Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% federal penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Amended Plan and awards granted under the Amended Plan will be structured and interpreted to comply with Section 409A of the Code and the Treasury Regulations and other interpretive guidance that may be issued pursuant to Section 409A of the Code.

If a plan award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize the compensation deferred under the award as ordinary income when such amounts are vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on the deferred compensation recognized as ordinary income, as well as interest on such deferred compensation.

Plan Benefits

Under the Current Plan, our executive officers, employees and non-employee directors have received the following equity awards through March 15, 2013:

	Shares of Restricted Stock	LTIP Units	Performance Units (at “Target” Performance)
Alan D. Gold	844,351	175,000	198,636
Chairman and Chief Executive Officer
R. Kent Griffin	439,989	63,882	104,612
President and Chief Operating Officer
Gary A. Kreitzer	96,043	80,879	—
Executive Vice President
Matthew G. McDevitt	300,164	125,012	54,860
Executive Vice President, Real Estate
Greg N. Lubushkin	124,668	25,700	49,480
Chief Financial Officer
Executive Officers as a Group	1,805,215	470,473	407,588
Employees as a Group (excluding Executive Officers)	1,843,742	169,677	—
Non-Employee Directors as a Group	116,774	—	—

Our non-employee directors are also eligible to receive automatic restricted stock awards under the Amended Plan, as described above under “Information Regarding the Board — Compensation of Directors.”

All other future grants under the Amended Plan are within the discretion of the Administrator and the benefits of such grants are, therefore, not determinable.

Required Vote

The affirmative vote of a majority of the votes cast by stockholders who are present or represented by proxy and entitled to vote at the 2013 annual meeting of stockholders is required to approve the Amended Plan, provided that the total votes cast on this proposal represent a majority of the shares of our common stock entitled to vote on this proposal.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the approval of the Amended Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 15, 2013, except as otherwise set forth in the footnotes to the table, the beneficial ownership of shares of our common stock and shares of common stock into which units of limited partnership in our operating partnership, BioMed Realty, L.P., a Maryland limited partnership of which we are the sole general partner, are exchangeable for (1) each person who is the beneficial owner of 5% or more of our outstanding common stock, (2) each executive officer named in the Summary Compensation Table below (the “named executive officers”), (3) each director and nominee for director and (4) executive officers and directors as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. The extent to which a person holds operating partnership units as opposed to shares of common stock is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128. We are not aware of any arrangements, including any pledge of our common stock, that could result in a change in control of the company.

Name and Address	Number of Shares of Common Stock and Units Beneficially Owned(1)		Percentage of Shares of Common Stock Beneficially Owned(2)	Percentage of Shares of Common Stock and Units Beneficially Owned(2)(3)
Alan D. Gold(4)	1,736,233		*	1.0%
R. Kent Griffin, Jr.(5)	400,876		*	*
Gary A. Kreitzer(6)	972,965		*	*
Matthew G. McDevitt(7)	260,382		*	*
Greg N. Lubushkin(8)	107,987		*	*
Daniel M. Bradbury(9)	4,139		*	*
Barbara R. Cambon(10)	24,127		*	*
Edward A. Dennis, Ph.D.(10)	26,627		*	*
Richard I. Gilchrist(10)	16,127		*	*
Theodore D. Roth(10)(11)	21,127		*	*
M. Faye Wilson(10)	24,127		*	*
The Vanguard Group, Inc.(12)	18,762,279		11.1%	11.1
BlackRock, Inc.(13)	13,166,052		7.8	7.8
All executive officers and directors as a group (11 persons)	3,594,717	*	*	2.1

*	Less than 1%.

(1)	Amounts assume that all units are exchanged for shares of our common stock.

(2)	Based on a total of 169,052,207 shares of our common stock outstanding as of March 15, 2013.

(3)

Based on a total of 2,579,788 limited partnership units and 339,574 LTIP units outstanding as of March 15, 2013, which may be exchanged for cash or shares of our common stock under certain circumstances. The total number of shares of common stock and units outstanding used in calculating these percentages assumes that none of the units held by other persons are exchanged for shares of our common stock.

(4)

Includes 928,098 limited partnership units, 90,200 LTIP units and 295,256 shares of restricted stock held by Mr. Gold directly. Also includes Mr. Gold’s interest in 179,038 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power and 113,644 limited partnership units held in irrevocable children’s trusts.

(5)	Includes 155,247 shares of restricted stock and 43,209 LTIP units held by Mr. Griffin directly.

(6)

Includes 642,528 limited partnership units, 80,879 LTIP units and 4,139 shares of restricted stock held by Mr. Kreitzer directly. Also includes 80,000 limited partnership units held by Ventanas Del Mar, L.P., over which Mr. Kreitzer has sole voting and investment power, and includes Mr. Kreitzer’s interest in 109,715 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(7)	Includes 70,000 LTIP units and 97,670 shares of restricted stock held by Mr. McDevitt directly.

(8)	Includes 63,416 shares of restricted stock held by Mr. Lubushkin directly.

(9)	Includes 4,139 shares of restricted stock. Mr. Bradbury was appointed to our board of directors on January 1, 2013.

(10)	Includes 3,339 shares of restricted stock.

(11)	Includes 12,288 shares of common stock held in a margin account.

(12)

Includes 102,619 shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Also includes 392,300 shares beneficially owned by Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting of these shares. Also includes 10,206,601 shares beneficially owned by Vanguard Specialized Funds — Vanguard REIT Index Fund. Vanguard Specialized Funds — Vanguard REIT Index Fund has sole voting power over these shares. The Vanguard Group, Inc.’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on The Vanguard Group, Inc.’s Schedule 13G/A and Vanguard Specialized Funds — Vanguard REIT Index Fund’s Schedule 13G/A, filed with the Securities and Exchange Commission on February 11, 2013 and February 14, 2013, respectively.

(13)

Includes shares beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Fund Managers (Isle of Man) Limited, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Fund Managers Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd. and BlackRock Investment Management (UK) Limited. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022. The foregoing information is based on BlackRock, Inc.’s Schedule 13G/A filed with the Securities and Exchange Commission on February 1, 2013.

EXECUTIVE OFFICERS

Our executive officers and their ages as of March 15, 2013 are as follows:

Name	Position	Age
Alan D. Gold	Chairman and Chief Executive Officer	52
R. Kent Griffin, Jr.	President and Chief Operating Officer	43
Gary A. Kreitzer	Executive Vice President	58
Matthew G. McDevitt	Executive Vice President, Real Estate	47
Greg N. Lubushkin	Chief Financial Officer	60

Biographical information for Messrs. Griffin, McDevitt and Lubushkin is set forth in the summary table below. Biographical information with respect to Messrs. Gold and Kreitzer is set forth above under “Election of Directors — Information Regarding Nominees.”

R. Kent Griffin, Jr. President and Chief Operating Officer

Industry experience:

•  Our President and Chief Operating Officer since December 2008

•  Our Chief Financial Officer from 2006 to 2010

•  Senior Vice President, Real Estate Investment Banking Group, Raymond James & Associates, Inc., from 2003 to 2006, where he was responsible for advising real estate clients on public and private equity and debt issuances, mergers and acquisitions, and other services

•  Global Real Estate Investment Banking Group, JP Morgan (New York and San Francisco offices)

•  Real Estate Service Group, Arthur Andersen LLP, where he was responsible for a range of audit and advisory services as a certified public accountant

Education / memberships:

•  Bachelor of Science Degree in Business and Accountancy from Wake Forest University

•  Master of Business Administration from University of North Carolina

•  Member of the National Association of Real Estate Investment Trusts

Matthew G. McDevitt Executive Vice President, Real Estate

Industry experience:

•  Our Executive Vice President, Real Estate since February 2010

•  Our Executive Vice President, Acquisitions and Leasing from 2008 to 2010, Regional Executive Vice President from 2006 to 2008 and Vice President, Acquisitions from 2004 to 2006

•  President and founder, McDevitt Real Estate Services, Inc., a full service real estate provider focusing on the life science industry, from 1997 to 2004

•  Commercial real estate broker in Washington, D.C. metropolitan area for over ten years

Education:

•  Bachelor of Arts Degree in Business from Gettysburg College

Greg N. Lubushkin Chief Financial Officer

Industry experience:

•  Our Chief Financial Officer since May 2010

•  Our Vice President, Chief Accounting Officer from 2007 to 2010

•  Chief Accounting Officer, ECC Capital Corporation, a publicly traded mortgage REIT that invested in residential mortgage loans, from 2004 to 2007

•  Audit partner, PricewaterhouseCoopers LLP, a public accounting firm, from 1988 to 2004

•  Staff member, PricewaterhouseCoopers LLP, a public accounting firm, from 1977 to 1988

Education / memberships:

•  Bachelor of Science Degree in Business Administration, emphasis in Accounting and Finance, from the University of California at Berkeley

•  American Institute of Certified Public Accountants

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation program, including determinations regarding the compensation of our named executive officers for 2012. Our named executive officers for 2012 include:

Name	Position	Biography
Alan D. Gold	Chairman and Chief Executive Officer	Page 4
Kent Griffin	President and Chief Operating Officer	Page 33
Gary A. Kreitzer	Executive Vice President	Page 5
Matthew G. McDevitt	Executive Vice President, Real Estate	Page 33
Greg N. Lubushkin	Chief Financial Officer	Page 34

This Compensation Discussion and Analysis is divided into four sections:

Section 1. Executive Summary — provides an overview of our company’s 2012 performance and our executive compensation philosophy, practices and 2012 determinations.

Section 2. Compensation Philosophy and Methodology — provides detail regarding our compensation philosophy and process for determining compensation.

Section 3. 2012 Compensation Determinations — discusses the 2012 compensation determinations for our named executive officers.

Section 4. Other Compensation Policies — provides detail regarding other important compensation policies of our company.

Section 1. Executive Summary

2012 Business Highlights

Under the leadership of our management team, our company performed well in 2012, continuing to create value for the benefit of our stockholders, highlighted by the following achievements:

•

Leasing: we executed 97 leasing transactions representing approximately 1.8 million square feet, driving year-over-year net absorption in our same property portfolio of 570 basis points and increasing the total operating portfolio weighted-average leased percentage by 4.9% to 92.1% at year-end.

•

Including leasing activity in the fourth quarter of 2011, we executed approximately 2.1 million square feet of gross leasing transactions, representing approximately 172% of our previously disclosed five-quarter goal of 1.2 million square feet. The charts below display our leasing success over the five quarters ended December 31, 2012:

•

Asset Management: Our company’s sustained leasing success, in combination with the expertise of our facilities and property management teams, delivered continued strong operating results at the property level, as illustrated by our sustained growth in same property net operating income – cash basis throughout 2012:

•	Growth:

•

We acquired six new properties for approximately $436.4 million, which were 93.3% leased at acquisition and comprise approximately 1.0 million rentable square feet. 2012 new investments included our acquisition of Granta Park in Cambridge, United Kingdom, comprising eleven buildings and a total of approximately 472,000 square feet of space and approximately 138,000 square feet of development and expansion rights for approximately $196.0 million, excluding transaction costs. The property was fully leased at acquisition and represents our first international investment.

•	The strength of our leasing activity and highly-selective acquisitions continue to fuel our top-line growth and scale:

•	Bottom-Line Results and Returning Value to Stockholders:

•	We increased 2012 CFFO and AFFO per diluted share by 9.2% and 12.2%, respectively, over 2011 levels.

•	As of our record date of March 15, 2013, our one- and three-year total stockholder returns were 22.9% and 47.6%, respectively.

•	Our continued strong operating and financial performance resulted in a 10.0% year-over-year increase in dividends declared for 2012.

For discussions of funds from operations (“FFO”), core funds from operations (excluding acquisition-related expenses) (“CFFO”), adjusted funds from operations (“AFFO”) and net operating income (“NOI”), and reconciliations of FFO, CFFO, AFFO and NOI to net income available to common stockholders, calculated in accordance with generally accepted accounting principles (“GAAP”), please refer to our company’s supplemental operating and financial data for the quarter ended December 31, 2012, furnished as Exhibit 99.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2013.

Compensation Philosophy and Methodology

BioMed Realty has a pay-for-performance compensation philosophy that seeks to closely link the interests of our executives with those of our stockholders. Below is a summary of our compensation practices that illustrate this philosophy:

Compensation Program or Practice	BioMed Realty’s Approach	Addressed on Page(s)

Practices Regarding Executive Compensation
Annual Bonus Plan	Formulaic, tied to performance goals determined in advance, with limited use of discretion in annual bonus decisions	Page 44
Long-Term Incentive Plan	At least 50% of long-term incentive awards in the form of performance units, vesting based solely on the company’s total stockholder return (“TSR”) performance relative to its peer group over multi-year periods, with no dividends paid or accrued prior to vesting or upon conversion	Page 52
Employment Agreements	No employment agreements
Perquisites	No special perquisites for executives, such as auto allowances, supplemental executive retirement plans or supplemental executive health benefits
Peer group review	Annual review of our peer group by the compensation committee with input from an independent compensation consultant	Pages 41-43
Severance Payments	No “single trigger” severance payments owing solely on account of the occurrence of a change of control event. No tax gross-up for “excess parachute payments”	Pages 61-63
Stockholders’ Advisory Vote of Executive Compensation	Annual advisory vote by stockholders on executive compensation, in accordance with stockholders’ preference	Page 18
Policies Regarding Company Stock
Stock Ownership Guidelines	Executives and directors subject to stock ownership guidelines equal to a multiple of their respective annual base salaries or retainers	Pages 15 & 55
Post-Vesting Stock Retention Guidelines	Executives are required to hold 50% of net after-tax shares issued upon the vesting of restricted stock or performance units until their required stock ownership levels are achieved	Page 55
Anti-Hedging Policy	Executives and directors prohibited from engaging in any hedging transaction with respect company equity securities (vested or unvested) or pledging company equity securities which are not in excess of required stock ownership levels	Page 55

Compensation Program or Practice	BioMed Realty’s Approach	Addressed on Page(s)
Incentive Award Plan	Best practices including merit-based stock awards, administrator independence, broad-based eligibility, stockholder approval required for authorized share increases, no discount stock options or stock appreciation rights and no re-pricing of underwater awards	Page 20
Other Compensation Practices
Compensation committee qualifications	Comprised solely of independent directors with expertise in our industry	Page 10
Compensation Consultant	Engagement of independent compensation consultant to provide the compensation committee with independent guidance on executive compensation decisions and use of best practices	Page 40
Compensation risk assessment	Annual risk assessment of the company’s executive and broad-based compensation programs to ensure prudent risk management	Page 57

Overview of 2012 Executive Compensation Program and Determinations

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Significant Majority of Executives’ Target Total Direct Compensation Is “Pay-At-Risk” and In the Form of Long-Term Equity Incentive Awards — long-term equity incentive awards and annual cash bonuses constituted a significant majority of our named executive officers’ total target direct compensation in 2012 and were “at-risk.” “At-risk” pay is tied to the achievement of corporate and individual performance objectives or share price performance, and results in the forfeiture of an award if the executive fails to satisfy the specified performance conditions:

The amounts shown above reflect total target direct compensation for 2012, calculated as the sum of 2012 annual base salaries, target annual bonuses for the 2012 performance year, and the value of the long-term equity incentive awards granted in January 2012, assuming “target” performance of median total stockholder return relative to the peer group over the applicable performance period with respect to the performance units. The actual value of the long-term equity incentive awards, however, will depend directly on the performance of our share price over the service period during which restricted shares of common stock vest and whether the performance thresholds for any payouts for the performance units are met. The value realized by an executive for performance unit awards could be as little as zero, which would occur if our TSR over the performance measurement period fell below the threshold for any payout.

Further illustrating our pay-for-performance philosophy and “pay-at-risk” orientation, for the performance units granted in January 2012 with a one-year performance measurement period ending on December 31, 2012, the company’s total stockholder return relative to the peer group was at the 19th percentile, despite a total stockholder return of 12.0% for 2012 and one—and three-year total stockholder returns as of March 15, 2013 of 22.9% and 47.6%, respectively. As a result of the company’s total stockholder return being below the 25th percentile of its peer group for 2012, these performance units did not vest and were forfeited in their entirety. Messrs. Gold, Griffin, McDevitt and Lubushkin forfeited 65,584, 35,488, 18,896 and 16,328 performance units respectively (representing the number of units that would vest at “maximum” performance), which were equal in value to $1,267,739, $685,983, $365,260, and $315,620, respectively, based on the company’s closing stock price as of December 31, 2012 of $19.33 per share. The total number of performance units forfeited for 2012 based on “maximum” performance was 136,296.

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Strong Correlation between Five-Year Total Stockholder Return Performance and Chief Executive Officer Pay — our cumulative five-year record continues to illustrate a strong correlation between our TSR and our Chief Executive Officer’s realized compensation during that period. The following graph shows the cumulative TSR, calculated on a dividends reinvested basis, for BioMed Realty Trust, Inc. from December 31, 2007 through December 31, 2012. The graph assumes $100 was invested in BioMed Realty Trust, Inc.’s common stock on December 31, 2007. The graph also includes total realized compensation for our Chief Executive Officer, which consists of base salary and annual incentive bonus determined for the year to which they relate, and the fair market values as of vesting of those equity awards that vested on the January 1 vesting date immediately following the referenced year (e.g., equity awards vesting on January 1, 2013 are included in 2012 total compensation).

Section 2. Compensation Philosophy and Methodology

Our executive compensation program is administered under the direction of the compensation committee of the board of directors. The responsibilities of the compensation committee are more fully described under “Election of Directors — Information Regarding the Board — Committees of the Board — Compensation Committee.”

The compensation committee, with input from our independent compensation consultant, annually reviews and determines the total compensation to be paid to our executive officers. Our compensation committee focuses on a number of objectively quantifiable metrics to evaluate our company’s corporate performance, in addition to elements of individual and strategic performance, as discussed below under “2012 Compensation Determinations.” Our compensation committee strongly believes that evaluation of our company’s corporate performance over a variety of operating, financial and strategic metrics is the best approach, taking into account the unique and highly specialized life science real estate niche in which we operate. While the compensation committee has historically taken TSR into consideration in its performance evaluation, it does not feel that this performance measure alone should determine executive compensation. TSR may be impacted by numerous macroeconomic factors, larger market movements and other events that are not tied to the operating performance, financial position or long-term success of the company. Furthermore, as discussed in more detail under the compensation committee’s Compensation Risk Analysis on page 57 of this proxy statement, the compensation committee believes the analysis of multiple factors besides TSR in evaluating company performance for purposes of determining executive compensation is prudent to encourage focus on the appropriate balance between achieving financial and non-financial goals over both the long—and short-term.

Role of Management

Mr. Gold, our Chief Executive Officer, makes recommendations and presents analyses to the compensation committee and independent compensation consultant retained by the compensation committee based on their requests. He also discusses with the compensation committee and its consultant:

•	the company’s and its peers’ performance,

•	the financial and other impacts of proposed compensation changes on our business,

•	peer group data, and

•

the performance of the other executives based on objective and quantifiable measures, including information on how he evaluates the other executives’ individual and business unit performances in the context of their performance goals.

Mr. Gold attends compensation committee meetings, but he does not attend the portion of compensation committee meetings intended to be held without members of management present, or any deliberations relating to his own compensation. When directed accordingly, Mr. Griffin, our President and Chief Operating Officer, also makes recommendations, presents analyses, provides information on the company’s and its peers’ performance, evaluates the financial implications of compensation committee actions under consideration, and provides related information.

Independent Compensation Consultant

The compensation committee retained PM&P to provide executive compensation advisory services for 2012. PM&P provides a range of services to the compensation committee to support the compensation committee’s agenda and obligations, including providing legislative and regulatory updates, peer group compensation data so that the compensation committee can set compensation for executives in accordance with the company’s policies, advice on the structure and competitiveness of our compensation programs, and advice on the consistency of the company’s programs with the company’s executive compensation philosophy. PM&P attends compensation committee meetings, reviews compensation data and issues with the compensation committee, and participates in discussions regarding executive compensation issues, but does not determine or recommend the amount or form of compensation established.

The compensation committee has determined that PM&P qualifies as an independent advisor to the compensation committee. After review and consultation with PM&P, the compensation committee has determined that PM&P is independent and there is no conflict of interest resulting from retaining PM&P currently or during the year ended December 31, 2012. In reaching these conclusions, the compensation committee considered NYSE listing standards and the factors listed below:

•	PM&P does not provide any other services to the company outside of executive and director compensation advisory services;

•	PM&P’s fees for executive and director compensation consulting services provided to the compensation committee in fiscal year 2012 were less than 1% of PM&P’s 2012 revenues;

•

PM&P members who directly advise the compensation committee have no business or personal relationships with compensation committee members (other than PM&P’s engagement as compensation consultant to the compensation committee) or the company’s executives;

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PM&P consults with the company’s management only with the compensation committee’s knowledge and approval, as necessary to obtain compensation, performance and other data for the executives and the company so that it can effectively support the compensation committee with appropriate competitive market information and relevant analyses;

•	PM&P members who directly advise the compensation committee have no direct ownership in the company’s equity securities; and

•	PM&P maintains a formal conflicts policy designed to prevent conflicts of interest and preserve PM&P’s independence.

Formulation of Peer Group

The compensation committee compares our executive compensation program with compensation paid by a peer group consisting of real estate companies with which the company typically competes for executive talent, tenants and properties, with assets in an appropriate range for comparison to the company. In evaluating and selecting companies for inclusion in the peer group, the compensation committee targets companies with assets that are within an approximately 0.5x to 2.0x multiple compared to the company. However, companies with assets outside of these parameters may be included if there is a strong similarity in business focus. The compensation committee utilizes the latest available information for determining peer group asset sizes, which for its most recent compensation determinations included financial data taken from third quarter 2012 Securities and Exchange Commission filings. Financial data from 2012 year-end Securities and Exchange Commission filings is also included below for informational purposes, as it was available at the time of the preparation of the proxy statement. With input from the compensation committee’s independent compensation consultant and management, the compensation committee annually reviews the composition of the peer group and the criteria and data used in compiling the peer group list, and makes appropriate modifications to ensure that the comparisons performed with our peer group are appropriate and meaningful.

The compensation committee determined that the peer group utilized for 2011 executive compensation decisions continued to be the appropriate peer group for 2012, which consisted of the companies listed below:

Company	Assets (in millions) (as of September 30, 2012)	Assets (in millions) (as of December 31, 2012)
Healthcare Realty Trust Incorporated	$2,471	$ 2,540
DCT Industrial Trust Inc.	2,855	3,057
EPR Properties (formerly Entertainment Properties Trust)	2,915	2,947
Equity One, Inc.	3,407	3,503
Corporate Office Properties Trust	3,598	3,654
National Retail Properties, Inc.	3,934	3,988
American Campus Communities, Inc.	4,215	5,119
Kilroy Realty Corporation	4,216	4,616
Brandywine Realty Trust	4,667	4,507
BioMed Realty Trust, Inc.	4,831	4,834
Douglas Emmett, Inc.	6,133	6,104
Alexandria Real Estate Equities, Inc.	6,965	7,150
Digital Realty Trust, Inc.	8,513	8,819
Boston Properties, Inc.	15,151	15,462
HCP, Inc.	18,079	19,916
Health Care REIT, Inc.	18,282	19,549
Ventas, Inc.	18,441	18,980
75th Percentile	8,513	8,819
Median	4,667	4,834
25th Percentile	3,598	3,654
BioMed Realty Trust, Inc.’s Percentile	56th	50th
		Source: SNL Financial LC

Our compensation committee strongly believes that this peer group reflects the appropriate mix of “market niche” peers and companies with which we directly compete for talent, tenants and properties.

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Talent: Our executive team’s experience and expertise in the life science real estate market is highly specialized, making it significantly more challenging to find comparable executives than for more generic property types (such as commercial office space and retail) and therefore appropriate that we include a representative group of “market niche” REITs in our peer group (e.g., EPR Properties and Digital Realty Trust, Inc.).

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Tenants and properties: Our compensation committee also includes peers, such as Alexandria Real Estate Equities, Inc., Boston Properties, Inc. and HCP, Inc., with whom we regularly compete in our property leasing and acquisition activities.

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Additional considerations for inclusion: The compensation committee does not consider the methodology that each peer company employs in making compensation decisions as a factor in selecting the companies for inclusion in the peer group. Areas of business focus and size are important to the selection process, but are not determinative. Due to the limited number of direct peers specializing in the life science real estate product type, REITs focusing in other asset areas were included in the peer group.

Our compensation committee balances these considerations with achieving a “right-sized” and balanced peer group, where we fall at or near the median in total assets. As noted above, our total assets were $4.8 billion as of September 30, 2012, at the 56th percentile of our peer group. While the peer group includes several larger competitors, their inclusion does not significantly impact the benchmarking analysis because the compensation committee primarily targets the median compensation level of the peer group.

Use of Peer Group Data in Setting Executive Compensation

The compensation committee seeks to attract, retain and motivate executives with superior ability, experience and leadership capability by providing compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies. For 2012, the compensation committee sought to determine target compensation levels in line with the following philosophical positioning:

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Base Salary:    An executive officer’s annual base salary is intended to be generally competitive with the base salaries for executives with comparable roles at the peer companies, with adjustments as the compensation committee deems appropriate based on each executive’s responsibilities with the company. The percentile rankings for the executive officers’ 2012 base salaries relative to the company’s peer group are set forth in the table below under “— 2012 Compensation Determinations — Base Salaries for 2012.”

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Annual Cash Bonus Opportunities:    The target bonus award opportunities for 2012 were determined by the compensation committee so that achievement of target performance levels would generally result in total cash compensation (base salary and target annual bonus awards) at or near the median total compensation levels for executives with comparable roles at the peer companies, and maximum bonus award opportunities were set at two times target bonus award opportunity levels. The percentile rankings for the executive officers’ 2012 target total cash compensation relative to the company’s peer group are set forth in the table below under “— 2012 Compensation Determinations — Annual Cash Bonus Program for 2012.”

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Long-Term Incentives:    In determining the value of the long-term equity incentive awards to be granted to the named executive officers in early 2012, the compensation committee’s goal was to award long-term equity incentive awards with values such that (1) achievement of the “target” performance level for annual cash bonuses and 50% of maximum performance unit levels for performance-based long-term incentives would generally result in total direct compensation for Messrs. Gold, Griffin, McDevitt and Lubushkin consistent with median total compensation levels for executives with comparable roles at peer companies, (2) achievement of “maximum” performance levels for annual cash bonuses (with respect to all five performance measures) and maximum performance unit levels for performance-based long-term incentives would generally result in total direct compensation for Messrs. Gold, Griffin, McDevitt and Lubushkin at or above the 75th percentile of compensation levels for executives with comparable roles at peer companies and (3) achievement of “threshold” or lower performance levels for annual cash bonuses and performance-based long-term incentives would generally result in total direct compensation for Messrs. Gold, Griffin, McDevitt and Lubushkin at or below the 25th percentile of compensation levels for executives with comparable roles at peer companies. These values were then translated into the awards described below under “— 2012 Compensation Determinations — Long-Term Incentives for 2012.”

Section 3. 2012 Compensation Determinations

Base Salaries for 2012

In connection with the annual compensation review in January 2012, the compensation committee approved the following changes to the annual base salaries of our executive officers, effective January 1, 2012, with the percentile rankings listed for the base salaries relative to executives with comparable roles at the peer companies:

Executive Officer	2011 Base Salary	2012 Base Salary	Percentage Change	2012 Base Salary Peer Ranking
Alan D. Gold	$697,500	$697,500	0%	44th percentile
Kent Griffin	446,000	550,000	23%	50th percentile
Gary A. Kreitzer	110,000	110,000	0%	N/A
Matthew G. McDevitt	397,250	410,000	3%	42nd percentile
Greg N. Lubushkin	305,000	385,000	26%	31st percentile

The annual base salary for Mr. Griffin was below the salaries of all executives in comparable roles at the company’s peers in 2011. Similarly, the 2011 annual base salary for Mr. Lubushkin was at the 13th percentile of similarly situated executives within the company’s peer group. As a result, the compensation committee determined to adjust Messrs. Griffin’s and Lubushkin’s annual base salaries to closer approximate the median of comparable executives at the peer companies, consistent with its utilization of peer group data in setting target executive compensation as described above in “— Compensation Philosophy and Methodology — Use of Peer Group Data in Setting Executive Compensation.” Mr. McDevitt’s annual base salary increased for 2012 consistent with the general rate of salary increases in the market.

Annual Cash Bonus Program for 2012

The methodology for determining annual cash bonuses for our named executive officers is designed to motivate and reward executives for their contributions to the company, based on pre-determined performance objectives established at the beginning of each fiscal year.

Minimum, Target and Maximum Bonus Amounts.    At the beginning of 2012, each named executive officer was assigned minimum, target and maximum potential bonus amounts, with the actual bonus amount determined based on that executive’s achievement of certain financial, operating and individual/strategic measures determined at the beginning of the fiscal year.

For the 2012 performance period, the minimum, target and maximum potential bonus amounts for our executive officers (other than Mr. Kreitzer), and the percentile ranking of the target total cash compensation (annual base salary plus target potential bonus amount) relative to executives with comparable roles at the peer companies, were as follows:

Executive Officer	Minimum	Target	Maximum	Target Total Cash Percentile Ranking
Alan D. Gold	$—	$941,625	$1,883,250	44th percentile
Kent Griffin	—	632,500	1,265,000	50th percentile
Matthew G. McDevitt	—	471,500	943,000	67th percentile
Greg N. Lubushkin	—	385,000	770,000	56th percentile

Mr. McDevitt’s target total cash compensation level exceeded the median of the company’s peers. This is because Mr. McDevitt possesses specialized skills and significant responsibilities at the company, which skills and responsibilities are not generally comparable to executives with similar positions at the peer group companies.

Corporate Performance Measures.    For the 2012 performance period, the five performance measures identified by the compensation committee were: (1) CFFO per diluted share, (2) leasing volume, (3) new investments, (4) leverage ratio (debt / total gross assets) and (5) strategic / individual measures (applying a 0% to 200% rating to each measure). The first four performance factors, which relate to corporate performance, are scored the same for each of our executive officers, with each executive officer receiving a separate score for the strategic / individual measures, as described below and set forth in the table beginning on page 51.

The table below includes the “threshold,” “target” and “maximum” goals assigned by the compensation committee for the corporate performance measures for 2012, the company’s 2012 performance relative to those goals and the scoring relating to that performance (with threshold or lower performance receiving a 0% score, target performance receiving a 100% score and maximum or greater performance receiving a 200% score):

Metric	Threshold	Target	Maximum	2012 Result	2012 Score
CFFO per diluted share	$1.20	$1.24	$1.28	$1.31	200%
Leasing volume (square footage)	800,000	1.2 million	1.6 million	2.1 million	200%
New investments (aggregate capital investment)	$0	$200 million	$400 million	$444 million	200%
Leverage ratio (debt / total gross assets)	45.0%	40.0%	35.0%	38.5%	130%

The compensation committee selected the foregoing performance measures, which were the same measures utilized for 2011, because they represent the key financial and operational performance metrics for which the executives are responsible, thereby creating the clearest link between executive actions and corporate results. The compensation committee views each of the foregoing target goals as challenging, but attainable. In addition, the compensation committee believes that the selected performance measures are well-balanced and important to sustaining the long-term performance of the company, as further described below:

Metric	Rationale for Metric	Rationale for Target Level Chosen
CFFO per Diluted Share

•  A key supplemental measure utilized industry-wide by analysts, investors and other interested parties to evaluate a real estate company’s operating performance and overall management of its property portfolio.

•  CFFO is FFO excluding acquisition-related expenses. FFO is intended to exclude historical cost depreciation and amortization of real estate and related assets, calculated in accordance with GAAP, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, impairment charges on depreciable real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs.

•  The compensation committee set the target level for CFFO per diluted share at the mid-point of the CFFO guidance range for 2012 provided in the company’s fourth quarter 2011 earnings press release.

•  The compensation committee believes that the target level for CFFO per diluted share is challenging to achieve, as it is set at a level that assumes strong execution on the company’s leasing, investment, financing and operating goals, with the detailed assumptions underlying the CFFO guidance further described in the company’s third and fourth quarter 2011 earnings press releases.

Metric	Rationale for Metric	Rationale for Target Level Chosen

Leasing Volume (Square Footage)

•  Leasing activity, comprised of new leases and lease renewals, is the fundamental driver of generating and sustaining revenue for future periods.

•  New leases support external growth by generating additional revenue from new investments, and drive internal growth through the leasing of currently available space and future development projects.

•  Lease renewals provide an opportunity to extend cash flows further into the future, thereby enhancing the value of the investment, and provide stability and reduce near-term re-tenancy risk and expense by extending lease expirations into future periods.

•  Targeted leasing volume reflects the publicly disclosed leasing target for the five quarters ended December 31, 2012.

•  The compensation committee believes that this target level for leasing volume was appropriately challenging, given that our strong past leasing performance has resulted in significant positive net absorption across the portfolio (and consequently less rentable square feet for lease), and given the continued challenging macroeconomic environment throughout 2012.

New Investments (Aggregate Capital Investment)

•  Selective new investments through acquisitions and development provide the company with opportunities for additional revenue growth in future periods, further enhancing long-term financial returns and stockholder value.

•  Expansion of the company’s property portfolio over time also generally provides efficiencies of scale, reduces specific tenant concentration and helps mitigate portfolio operating risk.

•  The target level for new investments represented the company’s estimate of potential acquisitions in 2012.

•  The target level for new investments was reflective of the increasingly competitive marketplace for life science real estate acquisitions, from both publicly traded and private acquirers.

•  The compensation committee believes this acquisition target level was appropriate, given management’s focus on negotiating high quality acquisitions with attractive potential returns, while at the same time delivering on financial and operational goals.

Leverage Ratio (Debt / Total Assets)

•  A key component of the company’s financial strategy includes maintaining prudent levels of liquidity and leverage over time.

•  Utilizing moderate levels of leverage with a lower cost of capital can enhance returns to stockholders as well as provide capacity for future investments to support continued growth.

•  The target average leverage ratio for 2012 was set at a level moderately above the company’s leverage ratio of 35% as of December 31, 2011, which required management to achieve its 2012 goals without significantly increasing the company’s leverage.

Metric	Rationale for Metric	Rationale for Target Level Chosen

• Managing leverage and liquidity levels to mitigate financing risk is also an important factor in protecting stockholder value and complements the company’s CFFO and new investment goals.

•  The company selected the target leverage ratio as its gauge for a prudent capital structure and in support of the publicly disclosed earnings guidance.

•  The compensation committee, in consultation with management, viewed this target leverage ratio as achievable but challenging as well, given the numerous factors which must be balanced to achieve the appropriate leverage ratio in the context of delivering on financial results and other targets, coupled with the significant instability in the debt and equity capital markets exhibited over the last several years.

Strategic / Individual Performance Measures.    Strategic and individual goals, including business unit performance goals, established by the company’s board of directors in consultation with management, represent significant elements to the company’s overall continued success, which are not necessarily fully captured in the four financial and operational performance metrics described above. Strategic and individual performance measures are determined at the beginning of each year, with appropriate adjustments during the year for changing business conditions, and are evaluated subjectively. The compensation committee, with input and approval of our board of directors, sets these goals for our Chief Executive Officer, and our Chief Executive Officer, with input from the individual executives, sets goals and expectations for each executive officer, tailored to the executive’s specific role within and expected contribution to the company as well as developmental requirements.

•	Strategic performance measures identified for the 2012 performance year, and the extent to which those performance measures were achieved, were as follows:

Strategic Performance Measure	Goal	Result
Leasing	Significant leasing progress at Pacific Research Center (Newark, California), Elliott Avenue (Seattle, Washington) and 650 E. Kendall Street (Cambridge, Massachusetts) properties

Exceeded Goal

Over 470,000 square feet of leasing across these properties in 2012:

•  Over 280,000 square feet at PRC

•  65,000 square feet at Elliott Avenue

•  126,000 square feet at 650 E. Kendall Street

Financings	Match fund investments with consistent mix of permanent capital	Met Goal

Strategic Performance Measure	Goal	Result
Branding	Develop and launch new brand identity

Met Goal

Launched new brand identity in August 2012, highlighting the company’s commitment to the life science industry by capitalizing on its trusted expertise and strong relationships to deliver state-of-the-art laboratories and office spaces to meet the unique needs of its tenants

Individual goals and expectations are generally subjective in nature and relate primarily to:

•	driving execution of our business plan and the success of the company as a whole (without singularly focusing on achieving only the specific objectives within that officer’s area of responsibility),

•	demonstrated individual leadership skills,

•	continuous self-development,

•	teamwork,

•	fostering effective communication and coordination across company departments,

•	developing and motivating employees to achieve high performance,

•	cultivating employees’ engagement and alignment with our company’s core values,

•	adaptability and flexibility to changing circumstances, and

•	business unit performance.

While the compensation committee focuses on evaluating individual performance in the context of an overall effective manager, performance relative to the individual goals listed above generally requires a subjective evaluation, and the compensation committee may emphasize certain goals over others in its discretionary decision-making that do not lend themselves to a formulaic approach. In addition, these goals are established by management and not by the compensation committee. While the compensation committee reviews each executive’s individual goals and his performance relative thereto at the conclusion of each year, such goals are informational only for the compensation committee and the compensation committee may disregard them or consider other factors in making individual performance determinations for our executives.

The following is a brief analysis of the compensation committee’s deliberations regarding individual performance on an executive by executive basis:

Executive Officer	Evaluations
Alan D. Gold Chief Executive Officer

Mr. Gold continued to provide highly valuable leadership to the other executives and employees and effectively fostered a culture of dedicated professionalism, hard work, strong corporate governance, transparency and ethics.

Under Mr. Gold’s leadership, the company:

•  delivered strong top-line and bottom-line financial results, increasing total revenues and AFFO per diluted share 18% and 12% year-over-year, respectively

•  made highly selective acquisitions in the core U.S. life science markets, in addition to the acquisition of Granta Park in Cambridge, United Kingdom, the company’s first international investment

•  executed on an aggressive leasing strategy, achieving 172% of the five-quarter leasing goal and increasing the total operating portfolio weighted-average leased percentage by 4.9% year-over-year to 92.1% at year-end, on top of the 3.7% increase achieved between 2010 and 2011

Kent Griffin President & Chief Operating Officer

Mr. Griffin continued to effectively lead the company’s day-to-day execution of our corporate strategy, including the following accomplishments:

•  provided highly valuable oversight of the company’s leasing, acquisition, development and asset management functions

•  effectively guided the company’s operational activities and managed expenses to achieve solid financial results, as evidenced by a 6.1% year-over-year increase in same property NOI on a cash basis during the fourth quarter 2012

•  continued to play an integral role for the company in the investor and analyst communities

•  managed the successful launch of the company’s new brand identity

Matthew G. McDevitt Executive Vice President, Real Estate

Mr. McDevitt provided highly effective and adaptable leadership in guiding the company’s leasing, acquisitions and development activities, with the following notable accomplishments:

•  acquired six high-quality properties for approximately $436.4 million, which were 93.3% leased at acquisition and comprise 1.0 million rentable square feet

•  executed 97 leasing transactions representing approximately 1.8 million square feet, continuing to drive significant net absorption across the company’s portfolio

•  executed on key leasing priorities, including over 280,000 square feet of leasing at the Pacific Research Center in 2012, resulting in nearly 700,000 square feet in total leasing at PRC in the 2011 and 2012 timeframe

Executive Officer	Evaluations

Greg N. Lubushkin Chief Financial Officer

Mr. Lubushkin continues to demonstrate decisive leadership in effectively and opportunistically managing the company’s capital structure:

•  executed a $250 million, ten-year unsecured bond offering yielding 4.358% to maturity

•  closed on a new five-year $400 unsecured term loan at LIBOR plus 165 basis points and entered into swaps to effectively fix the interest rate on $200 million of the term loan at 2.81% for the remaining term (based on the company’s credit ratings)

•  converted $156.4 million of the term loan into 100 million pounds sterling (to hedge currency risk relating to the Granta Park acquisition) and entered into swaps to effectively fix the interest rate on this portion of the term loan at 2.39% for the remaining term (based on the company’s credit ratings)

•  maintained a strong balance sheet and ample liquidity, with debt / adjusted EBITDA at 6.1x, fixed charge coverage ratio at 3.0x, and capacity on the company’s unsecured line of credit at $632 million at year-end

Performance Measure Weightings, Scoring and Bonus Payouts.    The compensation committee determined weightings for each executive for the foregoing corporate and individual/strategic measures based upon such executive’s role, providing higher weightings in areas for which the executive may exert a greater influence. As shown below, Mr. McDevitt’s evaluation was more heavily weighted towards the achievement of the new investments goal, given Mr. McDevitt’s role in heading the company’s acquisitions activities. Likewise, Mr. Lubushkin’s evaluation was more heavily weighted towards the leverage goal, given his role in heading the finance function of the company. In general, the weightings do not vary significantly among the executive officers because of their collective roles and contributions in working as a team to achieve each of the key financial and operational performance metrics. Strategic and individual performance, which is the only measure evaluated by the compensation committee subjectively, constituted 15% of the total annual bonus payout determination for each executive officer.

The above-described results, in combination with the weightings set forth below, translated into the weighted-average total scores and annual bonus payouts set forth below for each executive (with scores representing the percentage of target goal levels, and maximum or greater performance receiving a score of 200%):

	Alan D. Gold		Kent Griffin		Matthew G. McDevitt		Greg N. Lubushkin

Performance Measure	Score	Weighting	Score	Weighting	Score	Weighting	Score	Weighting

CFFO per diluted share	200%	25%	200%	25%	200%	20%	200%	25%

Leasing volume	200%	25%	200%	25%	200%	25%	200%	20%

New investments	200%	20%	200%	20%	200%	25%	200%	20%

Leverage ratio (debt / total assets)	130%	15%	130%	15%	130%	15%	130%	20%

Strategic and individual measures	170%	15%	170%	15%	180%	15%	190%	15%

Weighted-Average Total Score	185%		185%		187%		185%

2012 Target Potential Bonus Percentage (as a Percentage of 2012 Annual Base Salary)	135%		115%		115%		100%

Annual Bonus (= Weighted-Avg. Total Score x 2012 Target Potential Bonus Amount)	$1,742,006		$1,170,125		$881,705		$712,250

Mr. Kreitzer, who serves as a director on our board of directors and works on a 50% of full-time schedule as our Executive Vice President and, until August 2012, as our General Counsel, is compensated in a similar manner as our non-employee directors and received a $10,000 bonus in 2012.

Discretionary Bonus.    Under certain circumstances, the compensation committee may deem it appropriate to award discretionary bonuses to certain executive officers, in light of developments occurring during the period of review not contemplated by the bonus plan objectives established at the beginning of the year. During 2012 the compensation committee considered the successful execution of the company’s first international investment, the acquisition of Granta Park in June 2012 for approximately $196 million, comprising a 472,000 square foot, eleven-building life science campus in Cambridge, United Kingdom. The campus is fully leased on a long-term basis to eleven global pharmaceutical and biotechnology companies, resulting in the company’s expansion of existing relationships with tenants MedImmune, a subsidiary of AstraZeneca, and Pfizer, while developing new relationships with tenants Gilead Sciences, Pharmaceutical Product Development, UCB and Vernalis. Granta Park also provides a platform for future development to support existing tenants’ needs, with approximately 138,000 square feet of development and expansion rights.

In consideration of the unanticipated achievement by the management team of the company’s expansion into this new international market, in addition to the highest gross leasing and net absorption performance in the company’s history and well beyond the maximum levels established under the bonus plan at the beginning of the year, which together highlighted the extraordinary work of the executives in managing the company’s core business, the compensation committee determined that the payouts under the 2012 bonus plan be increased 13-15% to 200% of target for each of the executives, resulting in additional discretionary bonuses of $141,244 for Mr. Gold, $94,875 for Mr. Griffin, $61,295 for Mr. McDevitt and $57,750 for Mr. Lubushkin.

As a result, the total cash compensation for 2012, consisting of base salary and cash bonus, paid to each of the executive officers (other than Mr. Kreitzer) and relative ranking within the company’s peer group were as follows:

Executive Officer	Total Cash Compensation (Base Salary + Bonus)	Total Cash Compensation Percentile Ranking
Alan D. Gold	$2,580,750	75th percentile
Kent Griffin	1,815,000	63rd percentile
Matthew G. McDevitt	1,353,000	83rd percentile
Greg N. Lubushkin	1,155,000	69th percentile

Consistent with Mr. McDevitt’s target total cash compensation level exceeding the median of the company’s peers, as described above, Mr. McDevitt’s total cash compensation for 2012 correspondingly exceeded the 75th percentile of the company’s peers, in consideration of his specialized skills and significant responsibilities at the company, which are not generally comparable to executives with similar positions at the peer group companies.

Long-Term Incentives for 2012

The purpose of the long-term equity incentive award program continues to be alignment of the interests of executives with the interests of the company’s stockholders, retention of executives and promotion of actions that result in long-term stockholder value creation.

Beginning with the long-term equity incentive awards granted in January 2012, at least 50% of the awards granted to the company’s full-time executive officers, based on target levels, are performance units. The executive officers have the opportunity to earn the performance units based on the company’s total stockholder return relative to its peer group over a three-year period, with shorter periods used for a portion of the awards during the first two years (including the performance units awarded in January 2012 and in January 2013) as the program is phased in.

The performance units vest at the conclusion of the performance period, upon attainment of the specific final performance rankings. The peer group used for purposes of determining the performance unit payouts is based on the companies utilized by the compensation committee for executive compensation benchmarking purposes. Payouts with respect to the performance units are in the form of shares of the company’s common stock. No dividends are paid or accrued on the performance units.

The remaining portion of the long-term equity incentive awards granted to the company’s full-time executive officers are shares of restricted stock, which generally vest ratably over a service period of four years.

Policy for Determining the Amount of Long-Term Equity Incentive Awards.    The compensation committee’s goal is to award performance units, and corresponding restricted stock grants with a value equal to the target performance unit values, to the company’s full-time executive officers such that (1) achievement of the “target” performance level for annual cash bonuses and 50% of maximum performance unit levels, equal to median relative TSR performance, would generally result in annual total direct compensation for each of the full-time executive officers consistent with median total compensation levels for executives with comparable roles at peer companies, (2) achievement of “maximum” performance levels for annual cash bonuses (with respect to all five performance measures) and maximum performance unit levels, corresponding to extraordinary total stockholder performance over a multi-year period (at or exceeding the 75th percentile in relative TSR performance), would generally result in annual total direct compensation for each of the full-time executive officers at or above the 75th percentile of compensation levels for executives with comparable roles at peer companies and (3) achievement of “threshold” or lower performance levels for annual cash bonuses and performance units would generally result in annual total direct compensation for each of the full-time executive officers at or below the 25th percentile of compensation levels for executives with comparable roles at peer companies.

Mr. Kreitzer, who serves as a director on our board of directors and on a part-time basis as our Executive Vice President, is compensated in a similar manner as our non-employee directors. Accordingly, consistent with the equity awards granted to our non-employee directors under our director compensation policy, Mr. Kreitzer generally receives an annual award of restricted stock equal to a grant date value of $60,000 ($80,000 starting in January 2013, consistent with the increase in annual grants of restricted stock to non-employee directors which became effective in July 2012), which vests approximately one year from the date of grant.

Performance Units Awarded in January 2012.    In January 2012, the compensation committee awarded Messrs. Gold, Griffin, McDevitt and Lubushkin 196,752, 106,464, 56,688 and 48,984 performance units, respectively. These performance units represent the maximum number of performance units with respect to which each executive may vest, while 50% of the performance units would vest at “target” performance. The performance units are subject to the following performance periods (each, a “Performance Period”): (1) one-third of the performance units have a one-year Performance Period starting on January 1, 2012 and ending on December 31, 2012, (2) one-third of the performance units have a two-year Performance Period starting on January 1, 2012 and ending on December 31, 2013, and (3) one-third of the performance units have a three-year Performance Period starting on January 1, 2012 and ending on December 31, 2014. Each performance unit represents a contingent right to receive one share of the company’s common stock if vesting is satisfied. The number of performance units that vest at the end of each Performance Period will depend on the level of achievement of the company’s TSR compared to its peer group during a specified Performance Period.

The chart below sets forth the vesting schedule as a percentage of the maximum number of Performance Units that applies at the end of each Performance Period.

BioMed Realty’s TSR Ranking within Peer Group	Performance Unit Payout (as a % of Maximum)
At or above 75th percentile TSR	100%
Between the 75th percentile TSR and 50th percentile TSR	Determined by linear interpolation(1)
At the 50th percentile TSR	50%
Between the 25th percentile TSR and 50th percentile TSR	Determined by linear interpolation(2)
At or below the 25th percentile TSR	0%

(1)	Determined by linear interpolation between the peer group’s 75th and 50th percentile TSRs.

(2)	Determined by linear interpolation between the peer group’s 25th and 50th percentile TSRs.

As noted in the chart above, if the company’s TSR is at or below the 25th percentile of its peer group for a Performance Period, no performance units will vest with respect to such Performance Period. Any Performance Units which do not vest at the end of the Performance Period will be forfeited. The peer group that will be used for purposes of determining this award will be the 16 companies that are listed on page 42.

For the performance units granted in January 2012 with a one-year Performance Period ending on December 31, 2012, the company’s TSR was below the 25th percentile of its peer group, and as a result these performance units did not vest and were forfeited in their entirety. The total number of performance units forfeited for 2012 based on “maximum” performance was 136,296.

No dividends are paid or accrued on the performance units prior to their vesting and conversion into shares of the company’s common stock at the conclusion of the Performance Period.

Restricted Shares Awarded in January 2012.    No more than 50% of the equity awards granted to the company’s full-time executive officers will be shares of restricted stock, which vest ratably over a service period of four years consistent with prior time-based awards to our full-time executive officers.

In January 2012, the compensation committee granted to Messrs. Gold, Griffin, McDevitt and Lubushkin 98,376, 53,232, 28,344 and 24,492 shares of restricted stock, respectively, which vest 25% annually on each of January 1, 2013, 2014, 2015 and 2016. The number of shares of restricted stock was determined by the compensation committee to equal the number of performance units at the 50th percentile rank.

In January 2012, the compensation committee also granted 3,319 shares of restricted stock to Mr. Kreitzer, equal to a grant date value of $60,000, which was equivalent to the value of shares granted annually to our non-employee directors under our director compensation policy at the time of grant. Consistent with the shares granted to our non-employee directors, the shares granted to Mr. Kreitzer vest approximately one year from the date of grant and dividends are paid on the entirety of the grant from the date of the grant.

Long-Term Incentives for 2013

Performance Units Awarded in January 2013.    In January 2013, consistent with the policy for determining the amount of long-term incentive awards described above, the compensation committee awarded Messrs. Gold, Griffin, McDevitt and Lubushkin 200,520, 102,760, 53,032 and 49,976 performance units, respectively. These performance units represent the maximum number of performance units with respect to which each executive may vest, while 50% of the performance units would vest at “target” performance. The performance units are subject to the following Performance Periods: (1) one-half of the performance units have a two-year Performance Period starting on January 1, 2013 and ending on December 31, 2014, and (2) one-half of the performance units have a three-year Performance Period starting on January 1, 2013 and ending on December 31, 2015. The terms and conditions for vesting for each performance unit are otherwise the same as the performance units granted in January 2012, with the same peer group used to determine relative total stockholder performance. Consistent with the performance units granted in January 2012, no dividends are paid or accrued on the performance units prior to their vesting and conversion into shares of the company’s common stock at the conclusion of the Performance Period.

Restricted Shares Awarded in January 2013.    In January 2013, the compensation committee granted to Messrs. Gold, Griffin, McDevitt and Lubushkin 100,260, 51,380, 26,516 and 24,988 shares of restricted stock, respectively, which vest 25% annually on each of January 1, 2014, 2015, 2016 and 2017. The number of shares of restricted stock was determined by the compensation committee to equal the number of performance units at the 50th percentile rank.

In January 2013, the compensation committee also granted 4,139 shares of restricted stock to Mr. Kreitzer, equal to a grant date value of $80,000, which was equivalent to the value of shares granted annually to our non-employee directors under our director compensation policy at the time of grant. Consistent with the shares granted to our non-employee directors, the shares granted to Mr. Kreitzer vest approximately one year from the date of grant and dividends are paid on the entirety of the grant from the date of the grant.

Section 4. Other Compensation Policies

Severance Agreements

In order to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our board of directors has approved and we have entered into severance agreements with each of our executive officers, which are described in more detail under “Severance Arrangements” and “Potential Payments Upon Termination or Change in Control” below. We provide these benefits to our executive officers in order to give them the personal security and stability necessary for them to focus on the performance of their duties and responsibilities to us, and in order to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered.

Other Benefits

We provide benefits such as a 401(k) plan, medical, dental and life insurance and disability coverage for all of our employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including the executive officers, which are similar to those provided at comparable companies. In addition, we provide reimbursement for the premiums for long-term disability and life insurance policies for our officers, including our executive officers. We believe that our employee benefit plans are an appropriate element of compensation, are competitive within our peer group companies and are necessary to attract and retain employees.

Stock Ownership Guidelines for Executive Officers

To further link the long-term economic interests of our executive officers directly to that of our stockholders, our board of directors has adopted stock ownership guidelines for the executive officers. The guidelines provide that the company’s executive officers are expected to, within five years of the later of August 25, 2010 or the date on which such person is appointed to his or her position, own shares of the company’s common stock or securities convertible or exchangeable into shares of the company’s common stock with a market value of no less than six times current annual base salary with respect to the Chief Executive Officer and no less than three times current annual base salary with respect to the other executive officers. Each executive officer was in compliance with the stock ownership guidelines for the year ended December 31, 2012. The table below shows each executive’s equity ownership in the company as a multiple of salary and the minimum ownership level required pursuant to these guidelines for each of our named executive officers as of year-end 2012:

Executive Officer	Minimum Ownership Level Required as a Multiple of Salary	Dollar Value of Equity Ownership as a Multiple of Salary(1)
Alan D. Gold	6.0x	47.4x
Kent Griffin	3.0x	13.6x
Gary A. Kreitzer	3.0x	170.2x
Matthew G. McDevitt	3.0x	12.0x
Greg N. Lubushkin	3.0x	4.7x

(1)

Calculated by multiplying the aggregate of shares of common stock, limited partnership units and LTIP units held by each executive officer by the closing price of $19.33 per share of our common stock on December 31, 2012.

Stock ownership guidelines for our non-employee directors are described above under “Election of Directors — Information Regarding Directors — Stock Ownership Guidelines for Non-Employee Directors.”

Post-Vesting Stock Retention Guidelines

The company has adopted post-vesting stock retention guidelines, which require executives to hold 50% of net after-tax shares issued upon the vesting of restricted stock or performance units until their required stock ownership levels are achieved.

Insider Trading and Anti-Hedging Policies

The company’s insider trading policies contain stringent restrictions on transactions in company stock by executive officers. All trades by executive officers must be pre-cleared. Furthermore, no executive officer or member of our board of directors may engage in any hedging transactions with respect to any equity securities of the company held by them, whether vested or unvested, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities.

Our board of directors has also adopted a policy providing that no executive officer or member of our board of directors may pledge, or use as collateral, the company’s securities in order to secure personal loans or other obligations, which includes holding shares of the company’s common stock in a margin account, unless such company securities so pledged are in excess of the applicable minimum ownership level under the company’s stock ownership guidelines.

Clawback Policy

We have adopted an incentive compensation “clawback” policy under which our board of directors may require reimbursement or forfeiture of incentive compensation from an executive officer in the event the officer’s wrongdoing later is determined by our board of directors to have resulted in a material negative restatement of the company’s financial results. We believe that by providing the company with the appropriate power to recover incentive compensation paid to an executive officer in this situation, the company demonstrates its commitment to strong corporate governance. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Under our clawback policy, if the board of directors determines that a material negative financial restatement was caused by a named executive officer’s gross negligence or willful misconduct, it may require reimbursement from the named executive officer for vested incentive compensation and/or the forfeiture of unvested or unpaid incentive compensation. The amount of vested compensation that may be recovered is the after-tax portion of any bonus paid to, and any performance-based equity awards earned by, the named executive officer that the named executive officer would not have received if the company’s financial results had been reported properly. The right to cause a forfeiture or recovery of incentive compensation applies to incentive compensation awarded, vested and/or paid during the twelve months prior to the date on which the company is required to prepare an accounting restatement.

Tax Deductibility of Executive Compensation

The compensation committee considers the anticipated tax treatment to the company and the executive officers in its review and establishment of compensation programs and payments. The compensation committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, including its ability to recruit, retain and reward high-performing executives. Accordingly, the compensation committee has not adopted a policy that all compensation must be deductible and may approve compensation that is deemed to be in our best interests and the best interests of our stockholders.

Under Section 162(m) of the Code, we may not deduct compensation of more than $1 million paid to any “covered employee” unless the compensation is paid pursuant to a plan which is performance-related, nondiscretionary and has been approved by our stockholders. To the extent that such compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), the compensation committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to ensure our executive officers are compensated in a manner consistent with our best interests and those of our stockholders. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Compensation Committee Report

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee of the board of directors of BioMed Realty Trust, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in the proxy statement for the 2013 annual meeting of stockholders with management. Based on the committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2013 annual meeting of stockholders and in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement for the 2013 annual meeting of stockholders into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Richard I. Gilchrist, Chair

Daniel M. Bradbury

Edward A. Dennis, Ph.D.

Theodore D. Roth

Date of report: April 9, 2013

Compensation Risk Analysis

In accordance with our policy to perform an annual review concerning the risks and rewards associated with our compensation program, in early 2013 the compensation committee, with input from management and our independent compensation consultant, assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the company. After that assessment, the compensation committee determined that none of our compensation policies or programs encourage any employee to take on excessive risks that are reasonably likely to have a material adverse effect on the company. The compensation committee’s assessment noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, as summarized below.

Element of Pay	Specific Risk Mitigation Factors

Base Salary

•  Fixed Amount. Base salary is designed to provide a reliable income base regardless of the company’s stock price performance, so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics.

Annual Incentive Bonus Plan

•  Multi-Factor Performance Analysis. As discussed above beginning on page 44, the annual bonus plan focuses on multiple indicators of performance, including both financial and non-financial goals, which encourages executives to focus on the overall health of the company’s business rather than a single financial measure.

•  Defined maximums. The maximum amount of bonus that may be earned is limited to 200% of target.

•  Clawback. Our board of directors may require our executive officers to reimburse or forfeit incentive compensation, including amounts granted under the annual incentive bonus plan, in certain circumstances.

Element of Pay	Specific Risk Mitigation Factors

•  Annual Review. The compensation committee reviews the annual incentive bonus plan each year to ensure that the appropriate performance measures and weightings are utilized to accommodate changes in the company’s business and shifting company priorities.

Long-Term Equity Incentive Awards

•  Focus on Long-Term Stockholder Wealth Creation. Long-term equity incentive awards are comprised of performance units, which are earned based on multi-year total stockholder performance and restricted stock grants, which vest over multi-year periods, and are designed to ensure that executives and key employees have significant portions of their compensation tied to long-term stock price performance and have interests strongly aligned with those of our stockholders.

•  Defined maximums. The maximum number of units that may be earned is limited to 200% of target.

•  Stock Ownership Guidelines. The company has substantial stock ownership requirements for senior executives, as described beginning on page 55.

•  Additional Holding Period After Vesting or Performance. Stock retention guidelines require executives to hold net after-tax shares issued upon the vesting of restricted stock or performance units until their required stock ownership levels are achieved.

•  Clawback. Our board of directors may require our executive officers to reimburse or forfeit incentive compensation, including amounts granted as long-term equity incentive awards, in certain circumstances.

•  Anti-Hedging Policy. Our executive officers are prohibited from engaging in certain transactions intended to hedge the economic risk of company equity securities (vested or unvested) held by them.

•  Annual Review. The compensation committee reviews the long-term equity incentive award program each year.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Non Equity Incentive Plan Compensation	All Other Compensation(1)	Total
Alan D. Gold	2012	$697,500	$141,244	$3,518,910	(2)	$1,742,006	$35,433	$6,135,093
Chairman and Chief Executive Officer	2011	697,500	—	2,802,013	(3)	1,431,270	39,808	4,970,591
	2010	685,000	1,183,000	2,909,851	(4)	—	39,808	4,817,659
R. Kent Griffin, Jr.	2012	550,000	94,875	1,904,109	(2)	1,170,125	17,165	3,736,274
President and Chief Operating Officer	2011	446,000	—	1,380,048	(3)	1,109,247	24,394	2,959,689
	2010	438,000	482,000	1,702,654	(4)	—	24,394	2,647,048
Gary A. Kreitzer	2012	110,000	10,000	60,705	(2)	—	15,872	196,577
Executive Vice President	2011	110,000	—	60,051	(3)	—	19,252	189,303
	2010	100,000	—	47,958	(4)	—	16,258	164,216
Matthew G. McDevitt	2012	410,000	61,295	1,013,865	(2)	881,705	17,924	2,384,789
Executive Vice President,	2011	397,250	—	1,064,262	(3)	759,115	24,504	2,245,131
Real Estate	2010	390,000	480,750	1,316,221	(4)	—	23,207	2,210,178
Greg N. Lubushkin	2012	385,000	57,750	876,079	(2)	712,250	18,696	2,049,775
Chief Financial Officer	2011	305,000	—	558,292	(3)	580,388	17,052	1,460,732
	2010	268,750	176,750	319,823	(4)	—	7,350	772,673

(1)

Dividends and distributions on unvested restricted stock and LTIP units are excluded from all other compensation for all periods presented, as they are factored into the determinations of the grant date fair values of the corresponding stock awards as described in footnote 2 below. All other compensation for 2012 represents health, life and disability insurance premiums, 401(k) matching contributions and automobile allowances, as follows:

Name	Insurance Premiums	401(K) Matching Contributions(a)	Automobile Allowances(b)	Total Other Compensation
Alan D. Gold	$26,933	$7,500	$1,000	$35,433
R. Kent Griffin, Jr.	8,915	7,500	750	17,165
Gary A. Kreitzer	12,197	3,300	375	15,872
Matthew G. McDevitt	9,674	7,500	750	17,924
Greg N. Lubushkin	11,196	7,500	—	18,696

(a)

We maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees, including our executive officers. The plan allows eligible employees to defer, within prescribed limits, up to 100% of their compensation on a pre-tax basis through contributions to the plan. We currently match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial 6% tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants.

(b)

Represents automobile allowances provided for the month of January 2012, which were payable under previously existing employment agreements with the executives that were terminated effective January 25, 2012. No executives currently receive automobile allowances.

(2)

Represents the grant date fair value of restricted stock and performance units awarded in 2012, as determined in accordance with ASC Topic 718. In January 2012, Messrs. Gold, Griffin, Kreitzer, McDevitt and Lubushkin were awarded 98,376, 53,232, 3,319, 28,344 and 24,492 shares of restricted stock, respectively. The restricted stock vests 25% annually on each of January 1, 2013, 2014, 2015 and 2016 with respect to awards granted to Messrs. Gold, Griffin, McDevitt and Lubushkin, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer. Mr. Kreitzer, who serves as a director on our board of directors and works on a 50% of full-time schedule as our Executive Vice President and, until August 2012, as our General Counsel, is compensated in a manner similar to our non-employee directors. Dividends are paid on the entirety of the grant from the date of the grant. Also in January 2012, Messrs. Gold, Griffin, McDevitt and Lubushkin were awarded 196,752, 106,464, 56,688 and 48,984 performance units, respectively, which represent “maximum” performance unit levels and which vest dependent upon the achievement of the company’s total stockholder return compared to its peer group during the relevant performance period. One-third of the performance units granted in January 2012 have a one-year performance period starting on January 1, 2012 and ending on December 31, 2012, one-third of the performance units have a two-year performance period starting on January 1, 2012 and ending on December 31, 2013, and one-third of the performance units have a three-year performance period starting on January 1, 2012 and ending on December 31, 2014. No dividends are paid or accrued on the performance units prior to their vesting. The grant date fair value of the performance units was calculated using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions. The grant date fair value of the performance units granted in January 2012 was as follows: performance units granted to Mr. Gold, $1,719,612; performance units granted to Mr. Griffin, $930,495; performance units granted to Mr. McDevitt, $495,453; and performance units granted to Mr. Lubushkin, $428,120.

(3)

Represents the grant date fair value of restricted stock awarded in 2011, as determined in accordance with ASC Topic 718. In January 2011, Messrs. Gold, Griffin, Kreitzer, McDevitt and Lubushkin were awarded 150,808, 74,276, 3,232, 57,280 and 30,048 shares of restricted stock, respectively. The restricted stock vests 25% annually on each of January 1, 2012, 2013, 2014 and 2015 with respect to awards granted to Messrs. Gold, Griffin, McDevitt and Lubushkin, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer.

(4)

Represents the grant date fair value of restricted stock awarded in 2010, as determined in accordance with ASC Topic 718. In January 2010, Messrs. Gold, Griffin, Kreitzer, McDevitt and Lubushkin were awarded 183,240, 107,220, 3,020, 51,400 and 20,140 shares of restricted stock, respectively. In February 2010, in connection with his promotion to Executive Vice President, Real Estate, Mr. McDevitt was awarded an additional 33,624 shares of restricted stock. The restricted stock vests 25% annually on each of January 1, 2011, 2012, 2013 and 2014 with respect to awards granted to Messrs. Gold, Griffin, McDevitt and Lubushkin, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer. Dividends are paid on the entirety of the grant from the date of the grant.

Grants of Plan-Based Awards

The table below provides information about plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Alan D. Gold	Annual Bonus	2/10/12	$—	$941,625	$1,883,250
	Restricted Stock	1/25/12							98,376	$1,799,297
	Performance Units	1/25/12				—	98,376	196,752		1,719,612
R. Kent Griffin, Jr.	Annual Bonus	2/10/12	—	632,500	1,265,000
	Restricted Stock	1/25/12							53,232	973,613
	Performance Units	1/25/12				—	53,232	106,464		930,495
Gary A. Kreitzer	Restricted Stock	1/25/12							3,319	60,705
Matthew G. McDevitt	Annual Bonus	2/10/12	—	471,500	943,000
	Restricted Stock	1/25/12							28,344	518,412
	Performance Units	1/25/12				—	28,344	56,688		495,453
Greg N. Lubushkin	Annual Bonus	2/10/12	—	385,000	770,000
	Restricted Stock	1/25/12							24,492	447,959
	Performance Units	1/25/12				—	24,492	48,984		428,120

(1)

Represents the threshold, target and maximum bonus amounts under our 2012 annual cash bonus program, as discussed above under “Compensation Discussion and Analysis – 2012 Compensation Determinations – Annual Cash Bonus Program for 2012.” The actual bonuses paid to our executive officers for 2012 are shown in the Summary Compensation Table above.

(2)

One-third of the performance units vest annually on each of January 1, 2013, 2014 and 2015, based on the company’s total stockholder return versus the peer group during the respective performance periods. Represents the threshold, target and maximum number of shares that may be issuable upon vesting of the performance units, as discussed above under “Compensation Discussion and Analysis – 2012 Compensation Determinations – Performance Units for 2012.” No dividends are paid or accrued on the performance units.

(3)

The restricted stock vests 25% annually on each of January 1, 2013, 2014, 2015 and 2016 with respect to awards granted to Messrs. Gold, Griffin, McDevitt and Lubushkin, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer, who is compensated in a manner similar to our non-employee directors. Dividends are paid on the entirety of the grant from the date of the grant.

(4)

The grant date fair value of the performance units was calculated using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions, and the fair-value of the restricted stock awards was calculated by multiplying the closing market price of our common stock on the grant date by the number of shares awarded, in accordance with ASC Topic 718. The closing market price on January 25, 2012 was $18.29.

Severance Arrangements

In January 2012, the company terminated the employment agreements with each of its executive officers, except for Mr. Lubushkin, who did not have an employment agreement in place with the company and entered into change in control and severance agreements with each of its named executive officers. The change in control and severance agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable change in control and severance agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	an amount, which we refer to as the severance amount, equal to the sum of the then-current annual base salary plus average bonus over the prior three years, multiplied by:

•	with respect to Messrs. Gold, Griffin and Kreitzer, three, or

•	with respect to Messrs. Lubushkin and McDevitt, two,

50% of which amount shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable, and the remaining 50% of which amount will be paid in a lump sum on March 1 of the year following the calendar year in which the termination occurs,

•

an amount equal to the premiums for long-term disability insurance and life insurance for 12 months at the same level as in effect immediately preceding such termination, which shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable,

•

health benefits for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer,

•	up to $15,000 worth of outplacement services at our expense, and

•

100% of the unvested stock awards held by the executive will become fully vested and exercisable (other than any such awards the vesting of which is performance-based, the accelerated vesting of which, if any, will be governed by the terms of such awards).

Each change in control and severance agreement also provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within one year after a “change in control” (as defined in the applicable change in control and severance agreement), then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason. However, the entire severance amount shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable.

Each change in control and severance agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries, will receive:

•	an amount equal to the then-current annual base salary,

•	health benefits for the executive and/or his eligible family members for 12 months following the executive’s termination of employment, and

•

in the event the executive’s employment is terminated as a result of his disability, we will pay, in a single lump sum payment, an amount equal to 12 months of premiums on the long-term disability and life insurance policies in effect for the executive immediately prior to the executive’s termination of employment.

If an executive’s employment is terminated by the company for “cause” or by the executive without “good reason,” the executive will not be entitled to any severance payment or benefits under the change in control and severance agreement.

None of the change in control and severance agreements provide for tax gross-up payments to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code.

The change in control and severance agreements also contain standard confidentiality provisions, which apply indefinitely, and non-solicitation provisions, which apply during the term of the executive’s employment and for any period thereafter during which the executive is receiving payments from us.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information about outstanding equity awards for each of our named executive officers as of December 31, 2012.

	Stock Awards		Equity Incentive Plan Awards
Name	Number of Shares of Stock or Units That Have Not Vested(1)	Market Value of Shares of Stock or Units That Have Not Vested(2)	Number of Unearned Shares of Stock or Units That Have Not Vested(3)	Market Value of Unearned Shares of Stock or Units That Have Not Vested(2)
Alan D. Gold	356,295	$6,887,182	98,376	$1,901,608
R. Kent Griffin, Jr.	192,189	3,715,013	53,232	1,028,975
Gary A. Kreitzer	5,303	102,507	—	—
Matthew G. McDevitt	135,162	2,612,681	28,344	547,890
Greg N. Lubushkin	65,988	1,275,548	24,492	473,430

(1)	Unvested restricted stock and LTIP unit awards granted vest over four to five years, and vest in one year with respect to the grant of shares of restricted stock to Mr. Kreitzer.

(2)

Market value has been calculated as the closing market price of our common stock at December 31, 2012 of $19.33, multiplied by the outstanding unvested restricted stock, LTIP unit or performance unit awards (based on “target” performance levels) for each named executive officer.

(3)

Includes performance units at “target” performance levels; one-third of the performance units vest annually on each of January 1, 2013, 2014 and 2015, based on the company’s total stockholder return versus the peer group during the respective performance periods. Performance units for the performance period ended December 31, 2012 did not vest in January 2013 and were consequently forfeited in full by our executives, as our total stockholder return relative to the peer group fell below the threshold for a payout.

Stock Vested

The table below provides information about restricted stock and LTIP unit vesting for each of our named executive officers during the fiscal year ended December 31, 2012, except that it does not include restricted stock and LTIP units that vested on January 1, 2012 and instead includes restricted stock and LTIP units that vested on January 1, 2013. Restricted stock and LTIP units that vested on January 1, 2012 were reported in our 2012 proxy statement.

	Stock and Unit Awards
Name	Number of Shares or Units Acquired on Vesting(1)	Value Realized on Vesting(2)
Alan D. Gold	161,299	$3,117,910
R. Kent Griffin, Jr.	88,322	1,707,264
Gary A. Kreitzer	5,303	102,507
Matthew G. McDevitt	64,008	1,237,275
Greg N. Lubushkin	27,560	532,735

(1)

This column represents the aggregate of equity grants from January 30, 2008 through December 31, 2012 to the named executive officers that vested on January 1, 2013. Equity awards that vested on January 1, 2012 were reported in our 2012 proxy statement. Performance units with a performance period ended December 31, 2012 did not vest in January 2013 and were consequently forfeited in full by our executives, as our total stockholder return relative to the peer group fell below the threshold for any payout.

(2)	This column represents the value as calculated by multiplying the closing market price of our common stock at December 31, 2012 of $19.33 by the number of shares that vested.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive under his existing change in control and severance agreement upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2012, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company. In the event of a termination by the company for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table.

Name	Benefit	Termination w/o Cause or for Good Reason (apart from Change in Control)(1)	Termination w/o Cause or for Good Reason (in connection with Change in Control)(1)	Death	Disability(2)
Alan D. Gold	Severance Payment	$6,590,020	$6,590,020	$697,500	$697,500
	Accelerated Equity Award Vesting(3)	6,887,182	6,887,182	—	—
	Performance Units(4)	492,973	—	492,973	492,973
	Medical Benefits(5)	31,324	31,324	20,883	20,883
	Long-Term Disability Benefits(6)	20,363	20,363	—	20,363
	Life Insurance Benefits(6)	6,570	6,570	—	6,570
	Outplacement Services	15,000	15,000	—	—

Total Value:		$14,043,432	$13,550,459	$1,211,356	$1,238,289

R. Kent Griffin, Jr.	Severance Payment	$4,506,247	$4,506,247	$550,000	$550,000
	Accelerated Equity Award Vesting(3)	3,715,013	3,715,013	—	—
	Performance Units(4)	266,751	—	266,751	266,751
	Medical Benefits(5)	30,930	30,930	20,620	20,620
	Long-Term Disability Benefits(6)	8,195	8,195	—	8,195
	Life Insurance Benefits(6)	720	720	—	720
	Outplacement Services	15,000	15,000	—	—

Total Value:		$8,542,856	$8,276,105	$837,371	$846,286

Gary A. Kreitzer	Severance Payment	$340,000	$340,000	$110,000	$110,000
	Accelerated Equity Award Vesting(3)	102,507	102,507	—	—
	Performance Units(4)	—	—	—	—
	Medical Benefits(5)	20,006	20,006	13,337	13,337
	Long-Term Disability Benefits(6)	417	417	—	417
	Life Insurance Benefits(6)	160	160	—	160
	Outplacement Services	15,000	15,000	—	—

Total Value:		$478,090	$478,090	$123,337	$123,914

Name	Benefit	Termination w/o Cause or for Good Reason (apart from Change in Control)(1)	Termination w/o Cause or for Good Reason (in connection with Change in Control)(1)	Death	Disability(2)
Matthew G. McDevitt	Severance Payment	$2,275,243	$2,275,243	$410,000	$410,000
	Accelerated Equity Award Vesting(3)	2,612,681	2,612,681	—	—
	Performance Units(4)	142,035	—	142,035	142,035
	Medical Benefits(5)	31,324	31,324	20,883	20,883
	Long-Term Disability Benefits(6)	6,444	6,444	—	6,444
	Life Insurance Benefits(6)	3,230	3,230	—	3,230
	Outplacement Services	15,000	15,000	—	—

Total Value:		$5,085,957	$4,943,922	$572,918	$582,592

Greg N. Lubushkin	Severance Payment	$1,788,092	$1,788,092	$385,000	$385,000
	Accelerated Equity Award Vesting(4)	1,275,548	1,275,548	—	—
	Performance Units(4)	122,732	—	122,732	122,732
	Medical Benefits(5)	1,478	1,478	985	985
	Long-Term Disability Benefits(6)	5,867	5,867	—	5,867
	Life Insurance Benefits(6)	5,329	5,329	—	5,329
	Outplacement Services	15,000	15,000	—	—

Total Value:		$3,214,046	$3,091,314	$508,717	$519,913

(1)

In the event the executive’s employment is terminated without cause or for good reason, the executive receives the severance payment, regardless of whether such termination is in connection with a change in control. In the event the executive’s employment is terminated without cause or for good reason, other than within one year after a change in control, 50% of the severance payment will be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable and the remaining 50% will be paid in a lump sum on March 1 of the year following the calendar year during which the termination occurs. If the executive’s employment is terminated without cause or for good reason within one year after a change in control, the severance payment is paid in a single lump sum. The severance payment is an amount equal to the sum of the then-current annual base salary plus average bonus over the prior three years (or such lesser number of years as the executive has been employed by us), multiplied by (a) with respect to Messrs. Gold, Kreitzer and Griffin, three, or (b) with respect to Messrs. Lubushkin and McDevitt, two. The calculations in the table are based on the annual base salary on December 31, 2012 and an averaging of the bonuses paid in 2011, 2012 and 2013.

(2)	This column assumes permanent disability (as defined in the change in control and severance agreements) for each executive at December 31, 2012.

(3)

For purposes of this calculation, each executive’s unvested restricted stock and LTIP units on December 31, 2012 are multiplied by the closing market price of our common stock at December 31, 2012 of $19.33.

(4)

Pursuant to the terms of the performance unit awards, if the executive’s employment is terminated (a) without cause or for good reason apart from a change in control, (b) by reason of the executive’s death or (c) by reason of the executive’s disability, then the performance units continue to be eligible to vest at the same time (i.e., as of the end of the performance period or upon a change in control) and under the same performance conditions as set forth in the applicable agreements, except that the number of units that are eligible to vest is equal to the original number of units subject to the award multiplied by a fraction, (i) the numerator of which is equal to the number of whole months elapsed between the applicable grant date and the date of the executive’s termination, and (ii) the denominator of which is equal to the number of months in the applicable performance period. The performance unit values set forth above relating to termination without cause or for good reason apart from a change in control or by reason of death or disability are based on the grant date fair values of the performance units, as determined in accordance with ASC Topic 718. If the executive’s employment is terminated without cause or for good reason in connection with a change in control, all of the performance units are eligible to vest on the earlier of the end of the performance period or the date of the change in control, and the values set forth above assume the executive’s termination occurs simultaneously with the change in control (effective December 31, 2012).

(5)

If the executive’s employment is terminated without cause or for good reason, this figure represents the amount needed to pay for health benefits for the executive and his eligible family members for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination. If the executive’s employment is terminated by reason of the executive’s death or disability, this figure represents the amount needed to pay for health benefits for the executive and/or his eligible family members for 12 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination.

(6)

Represents the amount needed to pay, in a single lump sum, for premiums for long-term disability and life insurance for 12 months at the levels in effect for each executive officer as of December 31, 2012.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information for BioMed Realty as of December 31, 2012.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	1,246,582	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	1,246,582

(1)	Assumes issuance of 204,444 shares based on “target” performance of performance units outstanding at December 31, 2012.

Audit Committee Report

The audit committee of the board of directors of BioMed Realty Trust, Inc., a Maryland corporation, oversees BioMed Realty’s financial accounting and reporting processes and the audits of the financial statements of BioMed Realty. All committee members satisfy the definition of independent director set forth in the listing standards of the New York Stock Exchange. The board of directors has adopted a written charter for the audit committee, a copy of which is available on BioMed Realty’s website at www.biomedrealty.com.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

BioMed Realty’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of its audited financial statements with U.S. generally accepted accounting principles. KPMG LLP met with the committee and expressed its judgment as to the quality, not just the acceptability, of BioMed Realty’s accounting principles and discussed with the committee other matters as required under the standards of the Public Company Accounting Oversight Board (United States), including those matters required under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. In addition, KPMG LLP discussed the auditors’ independence from BioMed Realty and from BioMed Realty’s management and delivered to the audit committee the written disclosures and the letter satisfying the applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the audit committee concerning independence.

The committee discussed with BioMed Realty’s independent registered public accounting firm the overall scope and plan of its audit. The committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of internal controls and the overall quality of financial reporting.

In reliance on the reviews and discussions referred to above, the committee has recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the U.S. Securities and Exchange Commission.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Theodore D. Roth, Chair

Barbara R. Cambon

M. Faye Wilson

Date of report: February 4, 2013

RELATED PARTY TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our audit committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the audit committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, or any successor provision, as then in effect, except that the $120,000 threshold stated therein shall be deemed to be $60,000.

Formation Transactions and Contribution of Properties

BioMed Realty Trust, Inc. was formed as a Maryland corporation on April 30, 2004. We also formed our operating partnership, BioMed Realty, L.P., as a Maryland limited partnership on April 30, 2004. In connection with our initial public offering in August 2004, we acquired interests in six properties through our operating partnership that were previously owned by limited partnerships and a limited liability company in which Messrs. Gold, Kreitzer and McDevitt, entities affiliated with them, and private investors and tenants who are not affiliated with them owned interests.

Contribution Agreements

We received the interests in the properties contributed by our executive officers and their affiliates under contribution agreements with the individuals or entities that held those interests. Under the contribution agreements we agreed that if our operating partnership directly or indirectly sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in the properties contributed by our executive officers and their affiliates before the tenth anniversary of the completion of our initial public offering, then our operating partnership will indemnify each contributor for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the indemnification period. These tax indemnities do not apply to the disposition of a restricted property under certain circumstances.

We have also agreed for a period of ten years following the date of our initial public offering to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt, some of which must be property specific, to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt.

Redemption or Exchange of the Limited Partnership Units in our Operating Partnership

As of October 1, 2005, limited partners of our operating partnership, including Messrs. Gold and Kreitzer, have the right to require our operating partnership to redeem all or a part of their units for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock in exchange for such units, subject to certain ownership limits set forth in our charter. As of March 15, 2013, the limited partners of our operating partnership held units exchangeable for an aggregate of 2,579,788 shares of our common stock, assuming the exchange of units into shares of our common stock on a one-for-one basis.

Other Benefits to Related Parties

We have entered into a registration rights agreement with the limited partners in our operating partnership to provide registration rights to holders of common stock to be issued upon redemption of their units. Pursuant to the registration rights agreement, we have filed and caused to become effective a registration statement on Form S-3 for the registration of the common stock to be issued upon redemption of the units.

GENERAL

Independent Registered Public Accounting Firm

Audit and Non-Audit Fees.    The aggregate fees billed to us by KPMG LLP, our independent registered public accounting firm, for the indicated services for the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Audit Fees(1)	$1,238,000	$1,018,000
Audit Related Fees(2)	42,000	77,000
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$1,280,000	$1,095,000

(1)

Audit Fees consist of fees for professional services performed by KPMG LLP for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, services in connection with securities offerings and the filing of our and our operating partnership’s registration statements on Form S-3, and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit Fees also include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

(2)	Audit related fees consist of fees for professional services performed by KPMG LLP for the audit of joint venture financial statements.

(3)

KPMG LLP did not provide any professional services related to tax compliance, tax advice and tax planning for the years ended December 31, 2012 and 2011. Certain other tax fees not included in the table were paid to Ernst & Young LLP and PricewaterhouseCoopers LLP, neither of which is our independent registered public accounting firm.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee or a designated audit committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the audit committee or a designated audit committee member. Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of such forms received by us and the written representations of the reporting persons, we believe that no reporting persons known to us were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during 2012.

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2014 must be received by us no later than December 19, 2013, in order to be included in our proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements established by the Securities and Exchange Commission for such proposals and the requirements contained in our bylaws in order to be included in the proxy statement. A stockholder who wishes to make a nomination or proposal at the 2014 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must, in accordance with our current bylaws, notify us between November 19, 2013 and 5:00 p.m., Pacific Time, on December 19, 2013. If the stockholder fails to give timely notice as required by our current bylaws, the nominee or proposal will be excluded from consideration at the meeting. In addition, our current bylaws include other requirements for nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.

Annual Report

We sent a Notice of Internet Availability and provided access to our annual report over the Internet to stockholders of record on or about April 18, 2013. The annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

If any person who was a beneficial owner of our common stock on the record date for the annual meeting of stockholders desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of BioMed Realty at such date. Requests should be directed to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement, annual report and Notice of Internet Availability to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement, annual report and Notice of Internet Availability. If you would like to opt out of this practice for future mailings and receive separate proxy statements, annual reports and Notices of Internet Availability for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement, annual report or Notice of Internet Availability without charge by sending a written request to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary, or by telephone at (858) 485-9840. We will promptly send additional copies of the proxy statement, annual report or Notice of Internet Availability upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement, annual report or Notice of Internet Availability can request delivery of a single copy of the proxy statement, annual report or Notice of Internet Availability by contacting their broker, bank or other intermediary or sending a written request to BioMed Realty Trust, Inc. at the address above.

Other Matters

Our board of directors does not know of any matter to be presented at the annual meeting which is not listed on the notice of annual meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

BENEFICIAL STOCKHOLDERS ARE URGED TO AUTHORIZE A PROXY BY INTERNET OR

TELEPHONE AS SOON AS POSSIBLE. ALL STOCKHOLDERS WHO RECEIVED PROXY

MATERIALS BY MAIL ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED

PROXY CARD IN THE ACCOMPANYING ENVELOPE.

By Order of the Board of Directors

Jonathan P. Klassen
Secretary

Dated: April 18, 2013

APPENDIX A

2013 AMENDMENT AND RESTATEMENT OF THE

BIOMED REALTY TRUST, INC.

BIOMED REALTY, L.P.

2004 INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

The purpose of the BioMed Realty Trust, Inc. and BioMed Realty, L.P. 2004 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), and BioMed Realty, L.P., a Maryland limited partnership (the “Partnership”), by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for performance to generate returns to Company stockholders. The Plan is further intended to provide flexibility to the Company and the Partnership in their ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s and the Partnership’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” means the Board or a committee of the Board as described in Article 12.

2.2 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Dividend Equivalents award, a Stock Payment award, a Restricted Stock Unit award, an Other Stock-Based Award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.4 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Change in Control” means and includes each of the following:

(a) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 20% or more of the combined voting power of the Company’s then outstanding voting securities, other than

(i) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(iii) an acquisition of voting securities pursuant to a transaction described in subsection (c) below that would not be a Change in Control under subsection (c).

Notwithstanding the foregoing, neither of the following events shall constitute an “acquisition” by any person or group for purposes of this subsection (a): (1) a change in the voting power of the Company’s voting securities based on the relative trading values of the Company’s then outstanding securities as determined pursuant to the Company’s Articles of Incorporation, or (2) an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 20% or more of the combined voting power of the Company’s then outstanding voting securities;

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose appointment, election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, in each case, other than a transaction

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which more than 50% of the members of the board of directors of the Successor Entity are members of the Incumbent Board at the time of the Board’s approval of the agreement providing for the transaction or other action of the Board approving the transaction, and

(iii) after which no person or group beneficially owns voting securities representing 20% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this paragraph (iii) as beneficially owning 20% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) the Company’s stockholders approve a liquidation or dissolution of the Company.

For purposes of subsection (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8 “Committee” means the committee of the Board described in Article 12.

2.9 “Company Consultant” means any consultant or adviser if:

(a) The consultant or adviser renders bona fide services to the Company or any Company Subsidiary;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) The consultant or adviser is a natural person who has contracted directly with the Company or any Company Subsidiary to render such services.

2.10 “Company Employee” means any employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any entity which is then a Company Subsidiary.

2.11 “Company Subsidiary” means (a) any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder, (b) any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company, or (c) any partnership or limited liability company of which 50% or more of the capital and profits interest is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries; provided, however, that “Company Subsidiary” shall not include the Partnership or any Partnership Subsidiary.

2.12 “Consultant” means any Company Consultant or any Partnership Consultant.

2.13 “Covered Employee” means an Employee who is, or is likely to become, a “covered employee” within the meaning of Section 162(m)(3) of the Code.

2.14 “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as it may be amended from time to time.

2.15 “Dividend Equivalents” means a right granted to a Participant pursuant to Article 8 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.16 “Effective Date” shall have the meaning set forth in Section 13.1.

2.17 “Eligible Individual” means any person who is a member of the Board, a Consultant or an Employee, as determined by the Administrator.

2.18 “Employee” means any Company Employee or Partnership Employee.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.20 “Fair Market Value” means, as of any date, the value of Stock determined as follows:

(a) If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date of determination (or the last trading date prior to the date of determination, if the Stock does not trade on the date of determination) as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on the date of determination (or the last trading date prior to the date of determination if the Stock does not trade on the date of determination) as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

2.21 “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

2.22 “Independent Director” means a member of the Board who is not a Company Employee or a Partnership Employee.

2.23 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

2.24 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Other Stock-Based Award” means an Award granted or denominated in Stock or units of Stock pursuant to Section 8.4 of the Plan or denominated in other equity interests, including, without limitation, equity interests of the Partnership, such as partnership profits interests, that are convertible or exchangeable into Stock.

2.27 “Participant” means any Eligible Individual who, as a member of the Board, a Consultant or an Employee, has been granted an Award pursuant to the Plan.

2.28 “Partnership Agreement” means the Agreement of Limited Partnership of BioMed Realty, L.P., dated as of April 30, 2004, as the same may be amended, modified or restated from time to time.

2.29 “Partnership Consultant” means any consultant or adviser if:

(a) The consultant or adviser renders bona fide services to the Partnership or any Partnership Subsidiary;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) The consultant or adviser is a natural person who has contracted directly with the Partnership or any Partnership Subsidiary to render such services.

2.30 “Partnership Employee” means any employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership or any entity which is then a Partnership Subsidiary.

2.31 “Partnership Subsidiary” means (i) any entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Partnership, or (ii) any partnership or limited liability company of which 50% or more of the capital and profits interest is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries.

2.32 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Articles 6 and 8, but which is subject to the terms and conditions set forth in Article 9.

2.33 “Performance Bonus Award” has the meaning set forth in Section 8.5.

2.34 “Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period.

(a) The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on net assets, return on stockholders’ equity, return on sales, gross or net profit margin, working capital, earnings per share, price per share of Stock, funds from operations, total stockholder return, leasing volume, new investments and leverage ratio, in each case as determined according to Applicable Accounting Standards or in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts in its March 1995 White Paper (as amended in November 1999 and April 2002, and as further amended from time to time), any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group or on a same-property basis. The Administrator shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; or (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Qualified Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.35 “Performance Goals” means, for a Performance Period, the goals established in writing by the Administrator for the Performance Period based upon the Performance Criteria. Depending on the Performance

Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division or other operational unit. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.36 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.37 “Plan” means this BioMed Realty Trust, Inc. and BioMed Realty, L.P. 2004 Incentive Award Plan, as it may be amended from time to time.

2.38 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.39 “REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

2.40 “Restatement Effective Date” shall have the meaning set forth in Section 13.1.

2.41 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.42 “Restricted Stock Unit” means an Award granted pursuant to Section 8.3.

2.43 “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

2.44 “Stock” means the common stock of the Company, par value $0.01 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 11.

2.45 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value of such number of shares of Stock on the date the SAR was granted as set forth in the applicable Award Agreement.

2.46 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.2.

2.47 “Subsidiary” means any Company Subsidiary or Partnership Subsidiary.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 11 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be 10,740,000 shares. Other Stock-Based Awards which are denominated in Partnership units, shall count against the number of shares of Stock available for issuance under the Plan only to the extent that such Partnership unit is convertible into shares of Stock and on the same basis as the conversion ratio applicable to the Partnership Unit.

(b) To the extent that an Award terminates, expires, or lapses for any reason, or an Award is settled in cash without the delivery of shares of Stock to the Participant, then any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Stock forfeited or repurchased by the Company under Section 6.3 shall again be available for Awards. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company, the Partnership or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. Notwithstanding the foregoing, Other Stock-Based Awards covering units in the Partnership shall, to the extent such Partnership units are convertible into Stock, reduce the maximum aggregate number of shares of Stock that may be issued under this Plan, or to any one Participant pursuant to Section 3.3, on the same basis as such Partnership unit is convertible into Stock, i.e., each such unit shall be treated as an equivalent award of Stock. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during a rolling three-year period (measured retrospectively from the date of any grant) shall be 3,000,000. Notwithstanding the foregoing, in no event may a Non-Employee Director be granted Awards pursuant to the Plan with an aggregate value (with such value determined as of the date of grant under Applicable Accounting Standards) in excess of $500,000 during any fiscal year of the Company.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility. Persons eligible to participate in this Plan include Employees, Consultants and all members of the Board, as determined by the Administrator.

4.2 Participation. Subject to the provisions of the Plan, the Administrator may, from time to time, select from among all Eligible Individuals those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE 5

STOCK OPTIONS

5.1 General. The Administrator is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Administrator and set forth in the Award Agreement; provided that the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

(b) Time and Conditions of Exercise. The Administrator shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Administrator shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Evidence of Grant. Each Option grant shall be evidenced by an Award Agreement that shall specify the exercise price for the Option, the term of the Option, the number of shares of Stock to which the Option pertains, and such other provisions as the Administrator shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

5.2 Incentive Stock Options. Incentive Stock Options may be granted only to employees (as defined in accordance with Section 3401(c) of the Code) of the Company or a Company Subsidiary which constitutes a “subsidiary corporation” of the Company within Section 424(f) of the Code and any applicable regulations promulgated thereunder, and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 5.2:

(a) Expiration of Option. Subject to Section 5.2(c), an Incentive Stock Option may not be exercised to any extent by anyone after the first to occur of the following events; provided, however, that the Administrator may, prior to the expiration of the Incentive Stock Option under the circumstances described in paragraphs (ii), (iii) or (iv) below, provide in writing that the Option will expire on a later date, but if the expiration date of an Incentive Stock Option is so extended, it will automatically become a Non-Qualified Stock Option:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(ii) Three months after termination of the Participant’s employment for any reason other than the Participant’s Disability or death.

(iii) One year after the termination of the Participant’s employment on account of Disability or death.

(iv) One year after the Participant’s death if the Participant dies while employed or during the three-month period described in paragraph (ii) or during the one-year period described in paragraph (iii) and before the Option otherwise expires.

Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(b) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company or any “subsidiary corporation” of the Company or “parent corporation” of the Company (each within the meaning of Section 424 of the Code) only if such Option is granted at an exercise price per share that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d) Transfer Restriction. An Incentive Stock Option shall not be transferable by the Participant other than by will or by the laws of descent or distribution.

(e) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the Expiration Date.

(f) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

5.3 Substitution of Stock Appreciation Rights. The Administrator may provide in the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option, subject to the provisions of Sections 7.3 and 14.1 hereof; provided that such Stock Appreciation Right shall be exercisable for the same number of shares of Stock for which such substituted Option would have been exercisable.

5.4 Paperless Exercise. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Options by a Participant may be permitted through the use of such an automated system.

5.5 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

5.6 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 10.5 or 10.6 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full payment of the exercise price and applicable withholding taxes to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 10.1 and 10.2.

ARTICLE 6

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Administrator is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Awards of Restricted Stock shall be evidenced by a written Restricted Stock Award Agreement. The Administrator shall determine the mechanism for the transfer of the Restricted Stock and payment therefor in the case of Awards to Partnership Employees or Partnership Consultants, and any forfeiture or repurchase of such Restricted Stock pursuant to Section 6.3.

6.2 Issuance and Restrictions. Restricted Stock shall be subject to such repurchase restrictions, forfeiture restrictions, restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances or installments or otherwise as the Administrator determines at the time of the grant of the Award or thereafter. Alternatively, these restrictions may lapse pursuant to the satisfaction of one or more Performance Goals or other specific performance goals as the Administrator determines to be appropriate at the time of the grant of the Award or thereafter, in each case on a specified date or dates or over any period or periods determined by the Administrator.

6.3 Repurchase or Forfeiture. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited or subject to repurchase by the Company under such terms as the Administrator shall determine; provided, however, that the Administrator may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

6.5 Automatic Grants to Independent Directors. During the term of the Plan:

(a) A person who is initially elected to the Board and who is an Independent Director at the time of such initial election automatically shall be granted such number of shares of Restricted Stock on the date of such initial election as is determined by dividing $80,000 by the Fair Market Value per share of the Company’s Stock on the date of such grant (subject to adjustment as provided in Article 11).

(b) Each Independent Director shall be granted such number of shares of Restricted Stock on the date of each annual meeting of the Company’s stockholders other than the annual meeting at which the Independent Director first receives an award of Restricted Stock pursuant to paragraph (a) above as is determined by dividing $80,000 by the Fair Market Value per share of the Company’s Stock on the date of such grant (subject to adjustment as provided in Article 11).

(c) The purchase price per share of any awards of Restricted Stock pursuant to this Section 6.5 shall be the par value per share of the Stock. Unless otherwise determined by the Administrator, in the event of an Independent Director’s termination of service as a Director for any reason, shares of Restricted Stock granted pursuant to this Section 6.5 that are at that time subject to restrictions shall be forfeited. Such forfeiture restriction shall lapse on the first anniversary of the date of issuance of such Restricted Stock, subject to an Independent Director’s continued service as a Director on such date.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Individual selected by the Administrator. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement (including, without limitation, in the case of Awards to Partnership Employees or Partnership Consultants, the mechanism for the transfer of rights under such Awards).

7.2 Value of Stock Appreciation Right. A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 7.3 below, the exercise price per share of Stock subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted

7.3 Stock Appreciation Right Vesting. The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Participant shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests. No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

7.4 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 7.4 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

7.5 Payment. Payment of the amounts determined under Section 7.2 shall be in cash, shares of Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 8

OTHER TYPES OF AWARDS

8.1 Dividend Equivalents.

(a) Any Eligible Individual selected by the Administrator may be granted Dividend Equivalents based on the dividends on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. The Administrator shall specify the mechanism for the transfer of the Stock pursuant to a Dividend Equivalent Award in the case of Awards to Partnership Employees or Partnership Consultants.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or any Award which vests based on satisfaction of performance criteria (whether or not such criteria satisfy the requirements of Performance Criteria or such Award is a Performance Based Award), unless and until such Award vests.

8.2 Stock Payments. Any Eligible Individual selected by the Administrator may receive Stock Payments in the manner determined from time to time by the Administrator; provided, that unless otherwise determined by the Administrator such Stock Payments shall be made in lieu of base salary, bonus, or other cash compensation otherwise payable to such Participant. The number of shares shall be determined by the Administrator and may be based upon the Performance Goals or other specific performance goals determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall specify the mechanism for the transfer of the Stock pursuant to a Stock Payment Award and payment therefor, if applicable, in the case of Awards to Partnership Employees or Partnership Consultants.

8.3 Restricted Stock Units. The Administrator is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. Alternatively, Restricted Stock Units may become fully vested and nonforfeitable pursuant to the satisfaction of one or more Performance Goals or other specific performance goals as the Administrator determines to be appropriate at the time of the grant of the Restricted Stock Units or thereafter, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the shares of Stock underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable share of Stock for each vested and nonforfeitable Restricted Stock Unit. The Administrator shall specify the purchase price, if any, to be paid by the Participant to the Company for such shares of Stock pursuant to Restricted Stock Unit Awards and the mechanism for the transfer of the Stock and payment therefor in the case of Awards to Partnership Employees or Partnership Consultants.

8.4 Other Stock-Based Awards. Any Eligible Individual selected by the Administrator may be granted one or more Awards that provide such Eligible Individual with shares of Stock or other equity interests or the right to purchase shares of Stock or other equity interests or that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in shares of Stock or other equity interests and which may be linked to any one or more of the Performance Goals or other specific performance goals determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall specify the mechanism for the transfer of the Stock or other equity interests pursuant to Other Stock-Based Awards and payment therefor in the case of Awards to Partnership Employees or Partnership Consultants.

8.5 Performance Bonus Awards. Any Eligible Individual selected by the Administrator may be granted one or more Performance-Based Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9. The maximum amount of any Performance Bonus Award payable to a Covered Employee with respect to any fiscal year of the Company shall not exceed $5,000,000.

8.6 Term. Except as otherwise provided herein, the term of any Award of Dividend Equivalents, Stock Payments, Restricted Stock Units, Other Stock-Based Awards or Performance Bonus Awards shall be set by the Administrator in its discretion.

8.7 Exercise or Purchase Price. The Administrator may establish the exercise or purchase price, if any, of any Award of Stock Payments, Restricted Stock Units or Other Stock-Based Award; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.8 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Administrator and shall be evidenced by a written Award Agreement.

ARTICLE 9

PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Administrator the ability to qualify Awards other than Options and Stock Appreciation Rights and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Administrator, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Administrator may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Administrator to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 and 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Administrator shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company, the Partnership or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

9.5 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10

PROVISIONS APPLICABLE TO AWARDS

10.1 Payment. The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) shares of Stock (including, in the case of payment of the exercise price of an Award, shares of Stock issuable pursuant to the exercise of the Award) or shares of Stock held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2 Tax Withholding. The Company, the Partnership or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the surrender of shares of Stock). The number of shares of Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.4 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.5 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, the Partnership or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company, the Partnership or a Subsidiary. Except as otherwise provided by the Administrator, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Administrator by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Administrator, pursuant to such conditions and procedures as the Administrator may establish. Any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company, the Partnership or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

10.6 Beneficiaries. Notwithstanding Section 10.5, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Administrator.

10.7 Stock Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

10.8 Transfer of Shares to a Partnership Employee, Partnership Consultant or Partnership Director. As soon as practicable after the Company issues shares of Stock with respect to which an Award (which was issued to and is held by a Partnership Employee, Partnership Consultant or Partnership Director in such capacity), then, with respect to each such Award:

(a) The Company shall sell to the Partnership the number of shares equal to the number of shares deliverable with respect to such Award. The price to be paid by the Partnership to the Company for such shares shall be an amount equal to the product of (x) the number of shares multiplied by (y) the Fair Market Value of a share of Stock at the time of exercise or delivery less the amount paid by the Participant for such shares, if anything, pursuant to Section 10.1; and

(b) The Company shall contribute to the Partnership an amount of cash equal to the sum of the amount paid by the Participant, if any, for such shares of Stock, and the amount paid by the Partnership under Section 10.8(a) and the Partnership shall issue an additional interest in the Partnership on the terms set forth in the Partnership Agreement.

10.9 Allocation of Payment. Notwithstanding the foregoing, to the extent that a Participant provides services to more than one of the Company, the Partnership, or any Subsidiary, the Company may, in its discretion, allocate the payment or issuance of shares of Stock with respect to any Awards exercised by or otherwise delivered to such Participant or (and the services performed by the Participant) among such entities for purposes of the provisions of Section 10.8 in order to ensure that the relationship between the Company and the Partnership or such Subsidiary remains at arms-length.

10.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Restatement Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Restatement Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Restatement Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

10.11 Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Participant to agree by separate written or electronic instrument, that all Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

ARTICLE 11

CHANGES IN CAPITAL STRUCTURE

11.1 Adjustments.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of Company assets to stockholders (other than normal cash dividends), or any other corporate event affecting the Stock or other equity interests or the share price of the Stock, the Administrator shall make such proportionate adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and type of shares or units that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1, 3.3 and 6.5); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per share or other unit for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 11.1(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in applicable laws, regulations or accounting principles, and whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Administrator, in its sole discretion and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.1(b) the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock or other equity interests of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares or other equity interests and prices;

(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares or other equity interests covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

11.2 Acceleration Upon a Change in Control. Notwithstanding Section 11.1, and except as may otherwise be provided in any applicable Award Agreement, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced by (a) the Company or a parent or Subsidiary of the Company, or (b) a successor or a parent or subsidiary of such successor, such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine.

11.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 12

ADMINISTRATION

12.1 Administrator. The “Administrator” of the Plan shall be the Committee, which shall consist solely of two or more members of the Board each of whom is both an “outside director,” within the meaning of Section 162(m) of the Code, and a Non-Employee Director. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Administrator” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 12.5. Appointment of Committee members shall be effective upon acceptance of appointment. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

12.2 Action by the Administrator. A majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and, subject to applicable law, acts approved in writing by a majority of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.3 Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines; provided, however, that the Administrator shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

12.4 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

12.5 Delegation of Authority. To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.5 shall serve in such capacity at the pleasure of the Committee.

ARTICLE 13

EFFECTIVE AND EXPIRATION DATE

13.1 Effective Date. The Plan was originally effective as of August 3, 2004 (the “Effective Date”). This amended and restated Plan shall be effective on the date it is approved by a majority of the Company’s stockholders at a duly held meeting in 2013 (the “Restatement Effective Date”).

13.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan on or after, the tenth anniversary of the Restatement Effective Date (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement. Each Award Agreement shall provide that it will expire on the tenth anniversary of the date of grant of the Award to which it relates.

ARTICLE 14

AMENDMENT, MODIFICATION, AND TERMINATION

14.1 Amendment, Modification, And Termination. The Board or the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval is required for any amendment to the Plan that increases the number of shares available under the Plan (other than any adjustment as provided by Article 11). Except in connection with a transaction specified in Section 11.1 (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel, exchange, substitute, buyout or surrender outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval.

14.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 15

GENERAL PROVISIONS

15.1 No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Participants, employees, and other persons uniformly.

15.2 No Stockholders Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

15.3 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company, the Partnership or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company, the Partnership or any Subsidiary.

15.4 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.5 Indemnification. To the extent allowable pursuant to applicable law, the Administrator (and each member thereof) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, each as amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.6 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company, the Partnership or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.7 Expenses. The expenses of administering the Plan shall be borne by the Company, the Partnership and their Subsidiaries.

15.8 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.9 Fractional Shares. No fractional shares of Stock shall be issued and the Administrator shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.10 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.11 Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.12 Restrictions on Awards. This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not be exercisable:

(a) to the extent such Award or exercise could cause the Participant to be in violation of the Ownership Limit (as defined in the Company’s Articles of Incorporation, as amended from time to time); or

(b) if, in the discretion of the Administrator, such Award or exercise could impair the Company’s status as a REIT.

15.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland without regard to the conflicts of law principles thereof.

15.14 Conflicts with Company’s Articles of Incorporation. Notwithstanding any other provision of the Plan, no Participant shall acquire or have any right to acquire any Stock, and shall not have any other rights under the Plan, which are prohibited under the Company’s Articles of Incorporation, as amended from time to time.

15.15 Grant of Awards to Certain Employees or Consultants. The Company and the Partnership or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which shares of Stock and/or payment therefore may be exchanged or contributed between the Company and such other party, or may be returned to the Company upon any forfeiture or repurchase of Stock by the Participant, for the purpose of ensuring that the relationship between the Company and the Partnership or such Subsidiary remains at arm’s length.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X BIOMED REALTY TRUST, INC. 01L31C 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date this proxy and sign it exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such under signature(s). If shares are held by a corporation, please sign in full corporate name by the president or other authorized officer. If shares are held by a partnership, please sign in partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. For Against Abstain 2. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013. 4. Approval of the 2013 Amendment and Restatement of the 2004 Incentive Award Plan, including the increase in the number of shares of common stock reserved for issuance thereunder from 5,340,000 shares to 10,740,000 shares. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 1. Election of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualify. IMPORTANT ANNUAL MEETING INFORMATION 3. To approve a nonbinding advisory resolution on the Company’s executive compensation. 5. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holders. For Against Abstain Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 01 - Alan D. Gold 02 - Daniel M. Bradbury 03 - Barbara R. Cambon 04 - Edward A. Dennis, Ph.D. 05 - Richard I. Gilchrist 06 - Gary A. Kreitzer 07 - Theodore D. Roth 08 - M. Faye Wilson

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2013 The undersigned stockholder of BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Alan D.Gold and Gary A. Kreitzer, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on May 29, 2013 at 8:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “FOR” PROPOSAL 4, EACH AS DESCRIBED IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. (Continued and to be marked, dated and signed, on the other side) Proxy — BIOMED REALTY TRUST, INC. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The Company’s proxy statement and the annual report are available electronically at: www.biomedrealty.com/12ar